Exhibit 99.1

The following information replaces Item 8, "Financial Statements and Supplementary Data," except for the unaudited quarterly financial data and Deloitte & Touche LLP’s opinion on internal control over financial reporting, previously filed by Quad/Graphics, Inc. in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 27, 2014. All other portions of such Annual Report on Form 10-K are unchanged.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	2
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2013	3
Consolidated Statements of Comprehensive Income (Loss) for each of the three years in the period ended December 31, 2013	4
Consolidated Balance Sheets as of December 31, 2013 and 2012	5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2013	6
Consolidated Statements of Redeemable Equity, Common Stock and Other Equity and Noncontrolling Interests for each of the three years in the period ended December 31, 2013	7
Notes to Consolidated Financial Statements	9

PART II

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Quad/Graphics, Inc. and subsidiaries
Sussex, WI

We have audited the accompanying consolidated balance sheets of Quad/Graphics, Inc. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), redeemable equity, common stock and other equity and non-controlling interests, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Quad/Graphics, Inc. and subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2013, based on Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2014 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2014 (January 6, 2015 as to the effects of the subsidiary guarantor financial information described in Note 27)

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Year Ended December 31,
	2013	2012	2011
Net sales
Products	$4,186.6	$3,638.6	$3,825.6
Services	609.3	455.4	499.0
Total net sales	4,795.9	4,094.0	4,324.6
Cost of sales
Products	3,360.1	2,848.3	2,921.7
Services	441.8	335.2	380.4
Total cost of sales	3,801.9	3,183.5	3,302.1
Operating expenses
Selling, general and administrative expenses	416.0	347.1	407.0
Depreciation and amortization	340.5	338.6	344.6
Restructuring, impairment and transaction-related charges	95.3	118.3	114.0
Total operating expenses	4,653.7	3,987.5	4,167.7
Operating income from continuing operations	$142.2	$106.5	$156.9
Interest expense	85.5	84.0	108.0
Loss on debt extinguishment	—	—	34.0
Earnings from continuing operations before income taxes and equity in earnings (loss) of unconsolidated entities	56.7	22.5	14.9
Income tax expense (benefit)	23.3	(31.5)	26.0
Earnings (loss) from continuing operations before equity in earnings (loss) of unconsolidated entities	33.4	54.0	(11.1)
Equity in earnings (loss) of unconsolidated entities	(2.5)	2.3	3.1
Net earnings (loss) from continuing operations	$30.9	$56.3	$(8.0)
Loss from discontinued operations, net of tax	—	(3.2)	(38.6)
Gain on disposal of discontinued operations, net of tax	—	34.0	—
Net earnings (loss)	$30.9	$87.1	$(46.6)
Net (earnings) loss attributable to noncontrolling interests	1.6	0.3	(0.3)
Net earnings (loss) attributable to Quad/Graphics common shareholders	$32.5	$87.4	$(46.9)

Earnings (loss) per share attributable to Quad/Graphics common shareholders:
Basic:
Continuing operations	$0.67	$1.14	$(0.18)
Discontinued operations	—	0.66	(0.82)
Earnings (loss) per share attributable to Quad/Graphics common shareholders	$0.67	$1.80	$(1.00)
Diluted:
Continuing operations	$0.65	$1.13	$(0.18)
Discontinued operations	—	0.65	(0.82)
Earnings (loss) per share attributable to Quad/Graphics common shareholders	$0.65	$1.78	$(1.00)
Weighted average number of common shares outstanding:
Basic	47.0	46.8	47.1
Diluted	48.0	47.2	47.1
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	Year Ended December 31,
	2013	2012	2011
Net earnings (loss)	$30.9	$87.1	$(46.6)
Other comprehensive income (loss)
Translation adjustments:
Foreign currency translation adjustments	(21.0)	6.5	(26.2)
Translation of long-term loans to foreign subsidiaries	0.8	(1.6)	0.1
Revaluation gain on sale of businesses	(2.4)	—	—
Translation adjustments, net	(22.6)	4.9	(26.1)
Pension and other postretirement benefit plans:
Net gain (loss) arising during period	133.6	(28.7)	(110.5)
Amortization of prior service credit included in net earnings (loss)	(5.7)	(3.4)	(3.5)
Amortization of net actuarial (gain) loss included in net earnings (loss)	0.3	(0.1)	0.4
Plan curtailments/settlements included in net earnings (loss)	(2.1)	(12.7)	11.8
Pension and other postretirement benefit plans, net	126.1	(44.9)	(101.8)

Other comprehensive income (loss), before tax	103.5	(40.0)	(127.9)

Income tax benefit (expense) related to items of other comprehensive income (loss)	(48.7)	17.3	37.5

Other comprehensive income (loss), net of tax	54.8	(22.7)	(90.4)

Total comprehensive income (loss)	85.7	64.4	(137.0)

Less: comprehensive loss attributable to noncontrolling interests	1.6	0.4	—

Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$87.3	$64.8	$(137.0)
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$13.1	$16.9
Receivables, less allowances for doubtful accounts of $58.9 at December 31, 2013 and $70.8 at December 31, 2012	698.9	585.1
Inventories	272.5	242.9
Prepaid expenses and other current assets	37.2	74.6
Deferred income taxes	48.1	55.7
Short-term restricted cash	4.5	14.8
Total current assets	1,074.3	990.0

Property, plant and equipment—net	1,925.5	1,926.4
Goodwill	773.1	768.6
Other intangible assets—net	221.8	229.9
Long-term restricted cash	51.5	45.7
Equity method investments in unconsolidated entities	57.1	72.0
Other long-term assets	62.4	66.3
Total assets	$4,165.7	$4,098.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$401.0	$285.8
Amounts owing in satisfaction of bankruptcy claims	2.5	9.3
Accrued liabilities	350.7	334.0
Short-term debt and current portion of long-term debt	127.6	113.3
Current portion of capital lease obligations	7.0	10.4
Total current liabilities	888.8	752.8

Long-term debt	1,265.7	1,211.7
Unsecured notes to be issued	18.0	23.8
Capital lease obligations	6.5	15.3
Deferred income taxes	395.2	363.9
Other long-term liabilities	303.9	495.7
Total liabilities	2,878.1	2,863.2

Commitments and contingencies (Note 13)

Quad/Graphics common stock and other equity (Note 23)
Preferred stock, $0.01 par value; Authorized: 0.5 million shares; Issued: None	—	—
Common stock, Class A, $0.025 par value; Authorized: 80.0 million shares; Issued: 40.0 million shares at December 31, 2013 and 2012	1.0	1.0
Common stock, Class B, $0.025 par value; Authorized: 80.0 million shares; Issued: 15.0 million shares at December 31, 2013 and 2012	0.4	0.4
Common stock, Class C, $0.025 par value; Authorized: 20.0 million shares; Issued: 0.5 million shares at December 31, 2013 and 2012	—	—
Additional paid-in capital	983.1	985.6
Treasury stock, at cost, 7.5 million shares at December 31, 2013 and 8.3 million shares at December 31, 2012	(248.8)	(279.3)
Retained earnings	558.8	588.1
Accumulated other comprehensive loss	(5.6)	(60.4)
Quad/Graphics common stock and other equity	1,288.9	1,235.4
Noncontrolling interests	(1.3)	0.3
Total common stock and other equity and noncontrolling interests	1,287.6	1,235.7
Total liabilities and shareholders' equity	$4,165.7	$4,098.9
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES
Net earnings (loss)	$30.9	$87.1	$(46.6)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	340.5	338.6	353.0
Impairment and other non-cash integration charges	21.8	23.0	27.7
Amortization of debt issuance costs and original issue discount	4.1	4.5	8.6
Loss on debt extinguishment	—	—	34.0
Stock-based compensation charges	18.6	13.4	14.9
Curtailment/settlement gain on pension/postretirement benefit plans	(2.1)	(12.7)	—
Gain on disposal of discontinued operations, net of tax	—	(34.0)	—
Gain on sales or disposal of property, plant and equipment	(0.8)	(0.6)	(0.7)
Deferred income taxes	(11.1)	(13.6)	36.5
Equity in (earnings) loss of unconsolidated entities	2.5	(2.3)	(3.1)
Dividends from unconsolidated entities	5.0	0.5	7.5
Changes in operating assets and liabilities—net of acquisitions:
Receivables	25.7	103.4	82.9
Inventories	0.5	8.6	(2.5)
Prepaid expenses and other current assets	15.2	33.9	(33.6)
Accounts payable and accrued liabilities	63.0	(105.4)	(96.9)
Other	(72.7)	(90.2)	(10.6)
Net cash provided by operating activities	441.1	354.2	371.1

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(149.5)	(103.5)	(168.3)
Cost investment in unconsolidated entities	(2.5)	(18.1)	—
Proceeds from the sale of property, plant and equipment	8.8	23.5	16.0
Transfers from restricted cash	4.5	15.4	24.6
Deposit paid related to Vertis acquisition (Note 3)	—	(25.9)	—
Deposit refunded (paid) related to business exchange transaction (Note 3)	—	50.0	(50.8)
Purchase price payments on business exchange transaction (Note 3)	—	(4.9)	—
Acquisition of businesses—net of cash acquired	(291.9)	(6.6)	(5.8)
Net cash used in investing activities	(430.6)	(70.1)	(184.3)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	—	649.0
Payments of long-term debt	(102.7)	(74.6)	(759.7)
Payments of capital lease obligations	(9.8)	(21.0)	(15.6)
Borrowings on revolving credit facilities	1,628.8	270.3	896.4
Payments on revolving credit facilities	(1,475.0)	(295.7)	(879.6)
Payment of debt issuance costs	—	(2.1)	(11.5)
Bankruptcy claim payments on unsecured notes to be issued	(4.5)	(14.9)	(13.8)
Proceeds from issuance of common stock	7.2	0.1	1.6
Purchase of treasury stock	—	—	(8.2)
Tax benefit on stock option activity	2.2	4.1	0.9
Payment of cash dividends	(56.4)	(151.8)	(28.2)
Payment of tax distributions	—	—	(4.8)
Net cash used in financing activities	(10.2)	(285.6)	(173.5)
Effect of exchange rates on cash and cash equivalents	(4.1)	(7.2)	(8.2)
Net increase (decrease) in cash and cash equivalents	(3.8)	(8.7)	5.1
Cash and cash equivalents at beginning of year	16.9	25.6	20.5
Cash and cash equivalents at end of year	$13.1	$16.9	$25.6
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE EQUITY, COMMON STOCK
AND OTHER EQUITY AND NONCONTROLLING INTERESTS
(in millions)

			Quad/Graphics Common Stock and Other Equity
									Accumulated Other Comprehensive Income (Loss)	Quad/Graphics Common Stock and Other Equity
	Redeemable Equity		Common Stock		Additional Paid-in Capital	Treasury Stock		Retained Earnings			Noncontrolling Interests
	Shares	Amount	Shares	Amount		Shares	Amount
Balance at January 1, 2011	0.3	$10.6	55.2	$1.4	$1,002.0	(8.4)	$(295.7)	$720.9	$52.7	$1,481.3	$0.7
Net earnings (loss)	—	—	—	—	—	—	—	(46.9)	—	(46.9)	0.3
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(26.1)	(26.1)	(0.3)
Cash dividends declared	—	(0.3)	—	—	—	—	—	(27.9)	—	(27.9)	—
Tax distributions dividends declared	—	—	—	—	—	—	—	(2.7)	—	(2.7)	—
Stock option termination	—	—	—	—	(25.1)	—	—	—	—	(25.1)	—
Stock-based compensation charges	—	—	—	—	14.9	—	—	—	—	14.9	—
Sale of stock for options exercised	—	—	—	—	(3.9)	0.1	3.9	—	—	—	—
Issuance of restricted stock and deferred stock units	—	—	—	—	(4.6)	0.1	4.6	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	(0.4)	(8.2)	—	—	(8.2)	—
Decrease in redemption value of redeemable equity	—	(6.8)	—	—	—	—	—	6.8	—	6.8	—
Tax benefit on stock option activity	—	—	—	—	0.9	—	—	—	—	0.9	—
Pension and other postretirement benefit liability adjustments	—	—	—	—	—	—	—	—	(64.3)	(64.3)	—
Balance at December 31, 2011	0.3	$3.5	55.2	$1.4	$984.2	(8.6)	$(295.4)	$650.2	$(37.7)	$1,302.7	$0.7
Net earnings (loss)	—	—	—	—	—	—	—	87.4	—	87.4	(0.3)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	4.9	4.9	(0.1)
Cash dividends declared	—	(0.2)	—	—	—	—	—	(152.8)	—	(152.8)	—
Redeemable equity exchange	(0.3)	(4.3)	0.3	—	(4.1)	—	4.1	4.3	—	4.3	—
Stock-based compensation charges	—	—	—	—	13.4	—	—	—	—	13.4	—
Sale of stock for options exercised	—	—	—	—	(0.1)	—	0.1	—	—	—	—
Issuance of restricted stock and deferred stock units	—	—	—	—	(11.9)	0.3	11.9	—	—	—	—
Increase in redemption value of redeemable equity	—	1.0	—	—	—	—	—	(1.0)	—	(1.0)	—
Tax benefit on stock option activity	—	—	—	—	4.1	—	—	—	—	4.1	—
Pension and other postretirement benefit liability adjustments	—	—	—	—	—	—	—	—	(27.6)	(27.6)	—
Balance at December 31, 2012	—	$—	55.5	$1.4	$985.6	(8.3)	$(279.3)	$588.1	$(60.4)	$1,235.4	$0.3
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE EQUITY, COMMON STOCK
AND OTHER EQUITY AND NONCONTROLLING INTERESTS (continued)
(in millions)

			Quad/Graphics Common Stock and Other Equity
									Accumulated Other Comprehensive Income (Loss)	Quad/Graphics Common Stock and Other Equity
	Redeemable Equity		Common Stock		Additional Paid-in Capital	Treasury Stock		Retained Earnings			Noncontrolling Interests
	Shares	Amount	Shares	Amount		Shares	Amount
Balance at December 31, 2012	—	$—	55.5	$1.4	$985.6	(8.3)	$(279.3)	$588.1	$(60.4)	$1,235.4	$0.3
Net earnings (loss)	—	—	—	—	—	—	—	32.5	—	32.5	(1.6)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(22.6)	(22.6)	—
Cash dividends declared	—	—	—	—	—	—	—	(61.8)	—	(61.8)	—
Stock-based compensation charges	—	—	—	—	18.6	—	—	—	—	18.6	—
Sale of stock for options exercised	—	—	—	—	(8.3)	0.4	15.5	—	—	7.2	—
Issuance of restricted stock and deferred stock units	—	—	—	—	(15.0)	0.4	15.0	—	—	—	—
Tax benefit on stock option activity	—	—	—	—	2.2	—	—	—	—	2.2	—
Pension and other postretirement benefit liability adjustments	—	—	—	—	—	—	—	—	77.4	77.4	—
Balance at December 31, 2013	—	$—	55.5	$1.4	$983.1	(7.5)	$(248.8)	$558.8	$(5.6)	$1,288.9	$(1.3)
See accompanying Notes to Consolidated Financial Statements.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Operations—Quad/Graphics, Inc. and its subsidiaries (the "Company" or "Quad/Graphics") operates primarily in the commercial print portion of the printing industry as a printer of consumer magazines, catalogs, retail inserts, special interest publications, journals, direct mail, books, directories, in-store marketing, packaging, and other commercial and specialty printed products. The Company also provides media solutions and logistics services for its customers. The Company's products and services are sold primarily throughout the United States, Europe and Latin America to catalogers, publishers and retailers. Additionally, the Company manufactures printing-related auxiliary equipment that is sold to original equipment manufacturers and printing companies throughout the world.

Principles of Consolidation and Basis of Presentation—The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned controlled subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The results of operations and accounts of businesses acquired are included in the consolidated financial statements from the dates of acquisition (see Note 3, "Acquisitions and Strategic Investments"). Investments in entities where the Company has both the ability to exert significant influence but not control and an ownership interest of 50% or less but more than 20% are accounted for using the equity method of accounting. Investments in entities where the Company does not exert significant influence or control and has an ownership interest of less than 20% are accounted for using the cost method of accounting. Intercompany transactions and balances have been eliminated in consolidation.

Discontinued Operations—The results of operations of the Company's Canadian operations have been reported as discontinued operations for all periods presented. As the sale of the Canadian operations was completed on March 1, 2012, the corresponding Canadian assets and liabilities are no longer included in the consolidated balance sheets at December 31, 2013 or 2012. In accordance with the authoritative literature, the Company has elected to not separately disclose the cash flows related to the Canadian discontinued operations. See Note 4, "Discontinued Operations," for information about the Company's sale of the Canadian operations.

Foreign Operations—Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate existing at the respective balance sheet dates. Income and expense items are translated at the average rates during the respective periods. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive income (loss) on the consolidated statements of redeemable equity, common stock and other equity and noncontrolling interests while transaction gains and losses are recorded in selling, general and administrative expenses on the consolidated statements of operations. Foreign exchange transactions resulted in gains/(losses) of $(5.7) million, $0.4 million and $(4.5) million for the years ended December 31, 2013, 2012 and 2011, respectively. The Company's international operations are conducted in Europe through Quad/Winkowski Sp. Z o.o. ("Quad/Winkowski"), as well as in the following Latin American countries: Argentina, Brazil, Chile, Colombia, Mexico and Peru. The Company owns 85% of certain operations in Argentina, consolidates those amounts into the Company's consolidated financial statements and presents the 15% not owned by the Company as noncontrolling interest. The Company owns 49% of the operations in Brazil and 50% of the operations in Chile, and accounts for those entities using the equity method of accounting (see Note 11, "Equity Method Investments in Unconsolidated Entities," for further discussion). There are no other significant noncontrolling interests or unconsolidated entities.

Use of Estimates—The preparation of consolidated financial statements requires the use of management's estimates and assumptions that affect the reported assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Estimates are used when accounting for items and matters including, but not limited to: allowances for doubtful accounts, inventory obsolescence, asset valuations and useful lives, goodwill, pension and postretirement benefits, self-insurance reserves, stock-based compensation, taxes, restructuring and other provisions and contingencies.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Revenue Recognition—The Company recognizes its printing revenues upon transfer of title and the passage of risk of loss, which is generally upon shipment to the customer. Under agreements with certain customers, products may be stored by the Company for future delivery. In these situations, the Company may receive warehouse management fees for the services it provides. In certain of these cases, delivery and billing schedules are outlined in the customer agreement and product revenue is recognized when manufacturing is complete, title and risk of loss transfer to the customer, and there is a reasonable assurance as to collectability. Product returns are not significant because the majority of products are customized; however, the Company accrues for the estimated amount of customer allowances at the time of sale based on historical experience and known trends.

Revenue from services is recognized as services are performed. Revenues related to the Company's imaging operations, which include digital content management, photography, color services and page production, are recognized in accordance with the terms of the contract, typically upon completion of the performed service and acceptance by the customer. Revenues related to the Company's logistics operations, which includes the delivery of printed material, are recognized upon completion of the delivery of services.

The Company also manufactures printing-related auxiliary equipment to ensure industry-leading technology for its own printing operations, as well as to sell to other businesses. Revenue is generally recognized for the equipment sales at time of shipment. Revenue from services related to the installation of equipment at customer sites are recognized upon completion of the installation. Payments can be received from customers during the manufacture of equipment and prior to shipment or in the case of the installation services prior to completion of the installation. In all cases when payments are received in advance of meeting the applicable revenue recognition criteria, deferred revenue is recorded until the criteria for revenue recognition are subsequently met.

Services account for greater than 10% of the Company's consolidated net sales; therefore, net sales and related costs of sales of products and services have been included as separate line items in the consolidated statements of operations.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross as a principal or net of related costs as an agent. Billings for third-party shipping and handling costs, primarily in the Company's logistics operations, and out-of-pocket expenses are recorded gross in net sales and cost of sales in the consolidated statements of operations. Many of the Company's operations process materials, primarily paper, that may be supplied directly by customers or may be purchased by the Company and sold to customers. No revenue is recognized for customer-supplied paper. Revenues for Company-supplied paper are recognized on a gross basis.

Byproduct Recoveries—The Company records the sale of byproducts as net product sales in the consolidated statements of operations.

Financial Instruments—The Company uses derivative financial instruments for the purpose of hedging commodity and foreign exchange exposures that exist as part of ongoing business operations, including natural gas forward purchase contracts and foreign exchange contracts. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

Derivative instruments are recorded on the consolidated balance sheets as either assets or liabilities measured at their fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the changes in the fair value of the derivative are recorded as a component of accumulated other comprehensive income (loss) and recognized in the consolidated statements of operations when the hedged item affects earnings.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The ineffective portions of the changes in the fair value of hedges are recognized in earnings. Cash flows from derivatives that are accounted for as cash flow or fair value hedges are included in the consolidated statements of cash flows in the same category as the item being hedged.

Fair Value Measurement—The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in its consolidated financial statements on a recurring basis. Fair value represents the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability. See Note 18, "Financial Instruments and Fair Value Measurements," for further discussion.

Research and Development—Research and development costs related to the development of new products or the adaptation of existing products are expensed as incurred, included in cost of sales and totaled $13.4 million, $13.2 million and $16.9 million during the years ended December 31, 2013, 2012 and 2011, respectively.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Receivables—Receivables are stated net of allowances for doubtful accounts. No single customer comprised more than 5% of the Company's consolidated net sales in 2013, 2012 or 2011 or 5% of the Company's consolidated receivables as of December 31, 2013 or 2012. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. In addition, provisions are made at differing rates, based upon the age of the receivable and the Company's historical collection experience. See Note 7, "Receivables," for further discussion on the transactions affecting the allowances for doubtful accounts.

Inventories—Inventories include material, labor, and plant overhead and are stated at the lower of cost or market. At December 31, 2013 and 2012, all inventories were valued using the first-in, first-out ("FIFO") method. See Note 8, "Inventories," for a breakdown of the components of the Company's inventories.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost, and are depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. See Note 9, "Property, Plant and Equipment," for a breakdown of the components of the Company's property, plant and equipment. Major improvements that extend the useful lives of existing assets are capitalized and charged to the asset accounts. Repairs and maintenance, which do not significantly improve or extend the useful lives of the respective assets, are expensed as incurred. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the respective asset.

Asset Category	Range of Useful Lives
Buildings	10 to 40 Years
Machinery and equipment	5 to 15 Years
Other	3 to 10 Years

Other Intangible Assets—Identifiable intangible assets are recognized apart from goodwill and are amortized over their estimated useful lives.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Impairment of Long-Lived and Other Intangible Assets—The Company evaluates long-lived assets and other intangible assets (of which the most significant are property, plant and equipment and customer relationship intangible assets) whenever events and circumstances have occurred that indicate the carrying value of an asset may not be recoverable. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of recoverability, which is generally estimated by the ability to recover the balance of the assets from expected future operating cash flows on an undiscounted basis. If impairment is determined to exist, any related impairment loss is calculated based on the difference in the fair value and carrying value of the asset.

Goodwill—Goodwill is reviewed annually for impairment as of October 31, or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value. In performing this analysis, the Company compares each reporting unit's fair value estimated based on comparable company market valuations and/or expected future discounted cash flows to be generated by the reporting unit to its carrying value. If the carrying value exceeds the reporting unit's fair value, the Company performs a fair value measurement calculation to determine the impairment loss, which would be charged to operations in the period identified. See Note 6, "Goodwill and Other Intangible Assets," for further discussion.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of items reported in the financial statements. Under this method, deferred tax assets and liabilities are measured based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the effective date of enactment.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. This determination is based upon all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. If the Company determines that a deferred income tax asset will not be fully realized in the future, then a valuation allowance is established or increased to reflect the amount at which the asset will more likely than not be realized, which would increase the Company's provision for income taxes. In a period after a valuation allowance has been established, if the Company determines the related deferred income tax assets will be realized in the future in excess of their net recorded amount, then an adjustment to reduce the related valuation allowance will be made, which would reduce the Company's provision for income taxes.

The Company is regularly audited by foreign and domestic tax authorities. These audits occasionally result in proposed assessments where the ultimate resolution might result in the Company owing additional taxes, including in some cases, penalties and interest. The Company recognizes a tax position in its consolidated financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured at the largest amount of benefit that is greater than fifty-percent likely of being recognized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

The determination of the Company's worldwide tax provision and related tax assets and liabilities requires the use of significant judgment, estimates, and the interpretation of complex tax laws. In the ordinary course of business, there are transactions and calculations where the final tax outcome is uncertain. While the Company believes it has the appropriate support for the positions taken, certain positions may be successfully challenged by taxing authorities. The Company applies the provisions of the authoritative guidance on accounting for uncertain tax positions to determine the appropriate amount of tax benefits to be recognized with respect to uncertain tax positions. The determination of the

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Company's worldwide tax provision includes the impact of any changes to the amount of tax benefits recognized with respect to uncertain tax positions. See Note 15, "Income Taxes," for further discussion.

Pension and Postretirement Plans—The Company assumed certain underfunded defined benefit pension and postretirement benefit plans as part of the 2010 World Color Press acquisition. Pension plan costs are determined using actuarial methods and are funded through contributions. The Company records amounts relating to its pension and postretirement benefit plans based on calculations which include various actuarial assumptions including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and modifies the assumptions based on current rates and trends when it is appropriate to do so. The effects of modifications are recognized immediately on the consolidated balance sheets, but are generally amortized into operating income over future periods, with the deferred amount recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience, market conditions and input from its actuaries and investment advisors. For the purposes of calculating the expected return on plan assets, those assets are valued at fair value. When an event gives rise to both a curtailment and a settlement, the curtailment is accounted for prior to the settlement. The Company's measurement date to measure the defined benefit plan assets and the projected benefit obligation is December 31.

In addition, as a result of the acquisition of World Color Press, the Company participated in multiemployer pension plans ("MEPPs"). Due to the significant underfunded status of the MEPPs, the Company has withdrawn from all significant MEPPs and replaced these union sponsored “promise to pay in the future” defined benefit plans with a Company sponsored “pay as you go” defined contribution plan, which is historically the form of retirement benefit provided to Quad/Graphics employees. As a result of the decision to withdraw, the Company recorded an estimated withdrawal liability for the MEPPs as part of the purchase price allocation process based on information received from the MEPPs trustees. The estimated withdrawal liability will be updated as new withdrawal liability projections are provided from each plan's trustees until the final withdrawal liability is determined and paid. The exact amount of its withdrawal liability could be higher or lower than the estimate depending on, among other things, the nature and timing of any triggering events and the funded status of the plans at that time. See Note 20, "Employee Retirement Plans," for further discussion.

Stock-Based Compensation—The Company recognizes stock-based compensation expense over the vesting period for all stock-based awards made to employees and directors based on the fair value of the instrument at the time of grant. See Note 22, "Equity Incentive Programs," for further discussion.

Accumulated Other Comprehensive Income (Loss)—Accumulated other comprehensive income (loss) consists of unrecognized actuarial gains and losses and prior service costs for pension and postretirement plans and foreign currency translation adjustments and is presented in the consolidated statements of redeemable equity, common stock and other equity and noncontrolling interests. See Note 24, "Accumulated Other Comprehensive Income (Loss)," for further discussion.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Supplemental Cash Flow Information—Certain supplemental cash flow information related to the Company consists of the following at December 31, 2013, 2012 and 2011:

	2013	2012	2011
Interest paid, net of amounts capitalized	$74.2	$75.5	$94.4
Income taxes paid (refunded)	22.9	(34.5)	18.7
Non-cash investing and financing activities:
Leased equipment purchased through term loan (see Note 16)	12.8	—	—
Acquisitions of businesses (see Note 3):
Fair value of assets acquired, net of cash	$389.9	$8.7	$68.0
Liabilities assumed	(74.1)	(2.1)	(15.5)
Goodwill	8.0	—	11.1
Deposit paid in 2012 related to Vertis acquisition	(25.9)	—	—
Deferred payment for Proteus and Transpak acquisition (see Note 3)	(6.0)	—	—
Purchase price payable on business exchange transaction	—	—	(62.4)
Fair value of assets acquired, net of cash, other acquisitions	—	—	4.6
Acquisition of businesses—net of cash acquired	$291.9	$6.6	$5.8

Note 2. New Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board ("FASB") issued new guidance on the accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or group of assets within a foreign entity or of an investment in a foreign entity. Under this new guidance, the release of cumulative translation adjustments into net income is required when an entity ceases to have a controlling financial interest resulting in the complete or substantially complete liquidation of a subsidiary or group of assets within a foreign entity. This guidance is effective prospectively for fiscal years beginning after December 15, 2013, with early adoption permitted. The Company has adopted this guidance effective January 1, 2013, and determined that it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued new guidance on the disclosure requirements for items reclassified out of accumulated other comprehensive income. Under this new guidance, an entity is required to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The Company adopted this guidance effective January 1, 2013. The adoption of this guidance does not change the current requirements for reporting net income or other comprehensive income, and did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. See Note 24, "Accumulated Other Comprehensive Income (Loss)," for the required disclosure.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 3. Acquisitions and Strategic Investments

2013 Acquisitions and Strategic Investments

On December 18, 2013, the Company completed the acquisition of Wisconsin-based Proteus Packaging (“Proteus”) as well as its sister company Transpak Corporation (“Transpak”), for $49.1 million. Payments of $43.1 million were made at the close date and the remaining $6.0 million of purchase price represents the Company's current estimate for a deferred payment to be made in 2014 based upon the finalization of the valuation of the net assets. The $6.0 million deferred payment is recorded in accrued liabilities on the consolidated balance sheet.

Proteus is a designer and manufacturer of high-end paperboard packaging, offering packaging solutions for a wide variety of industries, including automotive, biotechnology, food, personal care, pharmaceuticals, software and electronics. Transpak is a full-service industrial packaging company, offering crating, packaging, warehousing, distribution and logistics services to destinations worldwide.

This acquisition was accounted for using the acquisition method of accounting. The Company recorded the preliminary allocation of the purchase price to the acquired tangible and identifiable intangible assets and liabilities assumed based on their fair values as of the acquisition date. Goodwill resulting from this acquisition, which is deductible for tax purposes, has been recorded within the United States Print and Related Services segment based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The preliminary purchase price allocation is as follows:

Preliminary Purchase Price Allocation
Accounts receivable	$4.4
Other current assets	5.9
Property, plant and equipment	13.3
Identifiable intangible assets	24.0
Accounts payable and accrued liabilities	(3.7)
Other long-term liabilities	(2.8)
Goodwill	8.0
Preliminary purchase price	$49.1

The preliminary purchase price allocation is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The valuation of the net assets acquired of $49.1 million was classified as Level 3 in the valuation hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Identifiable customer relationship intangible assets are amortized on a straight-line basis over six years. The results of operations of the acquired businesses have been included since the acquisition date in the accompanying consolidated financial statements. Pro forma information related to this acquisition is not included because the impact on the Company's consolidated results of operations is considered to be immaterial. Proteus' and Transpak's operations are included in the United States Print and Related Services segment.

On November 7, 2013, the Company completed the $13.5 million acquisition of Novia CareClinics, LLC ("Novia"), an Indianapolis, Indiana healthcare solutions company. Novia develops and manages onsite and shared primary care clinics for small to medium sized companies and the public sector, such as school districts and city and county governments. Of the $13.5 million purchase price, $13.0 million has been recorded for identifiable customer relationship intangible assets through the preliminary purchase price allocation. Identifiable customer relationship intangible assets are amortized on a straight-line basis over six years. Pro forma information related to this acquisition is

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

not included because the impact on the Company's consolidated results of operations is considered to be immaterial. Novia's operations are included in the United States Print and Related Services segment.

On January 16, 2013, the Company completed the acquisition of substantially all of the assets of Vertis Holdings Inc. (“Vertis”) for $265.4 million, pursuant to the terms of the Asset Purchase Agreement (“Asset Agreement”). Vertis was a leading provider of retail advertising inserts, direct marketing and in-store marketing solutions. The acquisition of Vertis enhanced the Company's position as a leader in the production of retail advertising inserts, direct marketing and in-store marketing solutions that the Company can provide to its clients and enhanced its integrated offerings. The purchase of Vertis was accounted for using the acquisition method of accounting under GAAP. As an asset acquisition, the Company did not acquire certain assets and assume certain liabilities of Vertis and its subsidiaries in the transaction, including, among other liabilities, their underfunded pension and retirement obligations. The Company used cash on hand and borrowings under its revolving credit facility to finance the acquisition.

In October, 2012, the Company made a $25.9 million deposit to be held in escrow, in accordance with the terms of the Asset Agreement. As of December 31, 2012, the deposit was classified in prepaid expenses and other current assets in the consolidated balance sheets. This deposit was applied to the purchase price upon the January 16, 2013 consummation of the acquisition.

To facilitate the intended sale, Vertis, along with its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and, at the same time, filed documents seeking the U.S. Bankruptcy Court's approval of the proposed Asset Agreement to the Company. Completion of the acquisition was subject to such U.S. Bankruptcy Court approval as well as customary conditions and regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Asset Agreement with the Company comprised the initial stalking horse bid in the U.S. Bankruptcy Court-supervised auction process under Section 363 of the United States Bankruptcy Code. Vertis and its advisors evaluated any competing bids that were submitted in order to ensure it received the highest and best offer for its assets. On November 26, 2012 Vertis filed a notice with the U.S. Bankruptcy Court naming Quad/Graphics as the successful bidder. On December 6, 2012, the U.S. Bankruptcy Court approved the sale agreement with Vertis. The acquisition was completed on January 16, 2013.

The following unaudited pro forma combined financial information presents the Company's results as if the Company had acquired Vertis on January 1, 2012. The unaudited pro forma information has been prepared with the following considerations:

(1)
The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing GAAP. The Company is the acquirer for accounting purposes.

(2)
The pro forma combined financial information does not reflect any operating cost synergy savings that the combined company may achieve as a result of the acquisition, the costs necessary to achieve these operating synergy savings or additional charges necessary as a result of the integration.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

	Year Ended December 31,
	2013	2012
	(pro forma)	(pro forma)
Pro forma net sales	$4,834.0	$5,166.7
Pro forma net earnings from continuing operations attributable to common shareholders	28.7	59.0
Pro forma diluted earnings per share from continuing operations attributable to common shareholders	0.58	1.18

During the period under Quad/Graphics ownership, Vertis' financial results were included in the consolidated statements of operations. Vertis' operations are included in the United States Print and Related Services segment. Disclosure of the financial results of Vertis since the acquisition date is not practicable as it is not being operated as a standalone business, and has been combined with the Company's existing operations.

The Company recorded the allocation of the purchase price to tangible and identifiable assets acquired and liabilities assumed, including certain contingent liabilities, based on their fair values as of the January 16, 2013 acquisition date. The final purchase price allocation is as follows:

Purchase Price Allocation
Cash and cash equivalents	$4.1
Accounts receivable	133.4
Other current assets	40.5
Property, plant and equipment	127.8
Identifiable intangible assets	25.6
Current liabilities	(54.0)
Other long-term liabilities	(12.0)
Purchase price	$265.4

The allocation of the purchase price and unaudited pro forma condensed consolidated financial information is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The valuation of the net assets acquired of $265.4 million was classified as Level 3 in the valuation hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Identifiable customer relationship intangible assets are amortized on a straight-line basis over six years.

2012 Acquisitions and Strategic Investments

On March 28, 2012, the Company entered into a strategic partnership with India-based Manipal Technologies Limited ("ManipalTech") whereby Quad/Graphics paid $18.1 million for a minority equity ownership interest in ManipalTech. ManipalTech is one of India's largest providers of printing services and supports clients' marketing, branding and communication needs through print services and technology solutions. The Company's investment in ManipalTech is accounted for as a cost method investment and is recorded within other long-term assets in the consolidated balance sheets.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

2011 Acquisitions and Strategic Investments

On July 12, 2011, the Company and Transcontinental Inc. ("Transcontinental") entered into a definitive agreement whereby Quad/Graphics acquired 100% of Transcontinental's Mexican operations in exchange for the Company's Canadian operations. Transcontinental's Mexican operations printed magazines, catalogs, retail inserts, books and other printed materials, and employed approximately 900 people among its three facilities in Azcapotzalco, Toluca and Xochimilco, Mexico. The Transcontinental Mexican operations are included within the International segment.

The Company completed the acquisition of Transcontinental's Mexican operations on September 8, 2011, and completed the sale of the Company's Canadian operations on March 1, 2012. See Note 4, "Discontinued Operations," for further discussion of the sale of the Canadian discontinued operations.

In connection with the acquisition of Transcontinental's Mexican operations, the definitive agreement required the Company to deposit 50.0 million Canadian dollars with Transcontinental until the Canadian operations sale was completed. The Company elected to hedge the foreign currency exchange rate exposure related to the 50.0 million Canadian dollar deposit by entering into short-term foreign currency forward exchange contracts. The Company hedged this foreign currency exposure until the March 1, 2012, sale of Canadian net assets and refund of the 50.0 million Canadian dollar deposit occurred. During the year ended December 31, 2012, $1.6 million of realized mark-to-market losses on the derivative contracts were offset by $1.6 million of transaction gains on translation of the foreign currency denominated deposit within selling, general and administrative expenses. During the year ended December 31, 2011, $0.5 million of unrealized mark-to-market loss and $2.2 million of realized mark-to-market gain on the derivative contracts were offset by the $1.7 million transaction losses on translation of the foreign currency denominated deposit within selling, general and administrative expenses. The fair value determination of the foreign currency forward exchange contracts was categorized as Level 2 in the fair value hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 2 inputs).

The Company's determination of the Mexican acquired operations' fair value was $63.6 million. Of the $63.6 million purchase price, $6.1 million was paid in cash ($1.2 million was paid in 2011 and $4.9 million was paid in 2012). The remaining purchase price of $57.5 million was satisfied by the exchange transaction of the Company's Canadian business.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

This acquisition was accounted for using the acquisition method of accounting. The Company recorded the allocation of the purchase price to the acquired tangible and identifiable intangible assets and liabilities assumed based on their fair values as of the acquisition date. Goodwill resulting from this acquisition, none of which is deductible for tax purposes, has been recorded within the International segment based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The final purchase price allocation is as follows:

Purchase Price Allocation
Accounts receivable	$15.3
Other current assets	11.9
Property, plant and equipment	35.7
Identifiable intangible assets	4.6
Other long-term assets	0.5
Accounts payable and accrued liabilities	(14.9)
Other long-term liabilities	(0.6)
Goodwill	11.1
Purchase price	$63.6

The purchase price allocation is based on valuations performed to determine the fair value of the net assets as of the acquisition date. The purchase price of $63.6 million was estimated by utilizing a discounted cash flow model, following an income approach that incorporates various assumptions including expected future revenue growth, profit margins, capital expenditures, working capital levels and a weighted-average cost of capital. The nonrecurring fair value measurement was classified as Level 3 in the valuation hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Purchased identifiable intangible assets will be amortized on a straight-line basis over six years. The results of operations of the acquired businesses have been included since the respective dates of acquisition in the accompanying consolidated financial statements. Pro forma information related to the acquisition is not included because the impact on the Company's consolidated results of operations is considered to be immaterial.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 4. Discontinued Operations

On March 1, 2012, the Company completed the sale of its Canadian operations to Transcontinental (see Note 3, "Acquisitions and Strategic Investments," for a description of the business exchange transaction). Transcontinental assumed pension and post-retirement obligations pertaining to approximately 1,500 Canadian employees, located among the seven facilities sold to Transcontinental. The gain on disposal of discontinued operations, net of tax, was finalized in 2012, and determined as follows:

As of
December 31, 2012
Fair value of the acquired Transcontinental Mexican operations	$63.6
Cash paid to Transcontinental	(6.1)
Net proceeds	57.5
Net assets of discontinued operations	(27.2)
Cumulative translation adjustment of discontinued operations	3.7
Gain on disposal of discontinued operations, net of tax(1)	$34.0
______________________________

(1)
For tax purposes the disposal of discontinued operations resulted in a long-term capital loss, for which a deferred tax asset was recorded. An offsetting valuation allowance against the deferred tax asset was recorded to reflect the expected value at which the asset will be recovered.

As the sale of the Canadian operations was completed on March 1, 2012, there were no results of operations of the Canadian operations for the year ended December 31, 2013. The following table summarizes the results of operations of the Canadian operations, which are included in the loss from discontinued operations in the consolidated statements of operations for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Total net sales	$32.2	$343.9

Loss from discontinued operations before income taxes	(3.2)	(34.2)
Income tax expense	—	4.4
Loss from discontinued operations, net of tax	$(3.2)	$(38.6)

Prior to the March 1, 2012 closing, the Company continued to execute restructuring events related to plant closures, workforce reductions and other restructuring initiatives, as well as transaction costs related to the sale of the Canadian operations. Due to these initiatives, the Company has recognized $1.7 million and $45.1 million in restructuring, impairment and transaction-related costs for the years ended December 31, 2012 and 2011, respectively, within discontinued operations in the consolidated statements of operations. The 2011 restructuring expense included a $17.9 million charge to recognize a pension curtailment loss and a $13.9 million goodwill impairment charge in the third quarter of 2011 for the pending sale of the Canadian discontinued operations due to the carrying value of the Canadian net assets exceeding the estimated fair value of the Mexican net assets acquired from Transcontinental.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 5. Restructuring, Impairment and Transaction-Related Charges

The Company recorded restructuring, impairment and transaction-related charges for the years ended December 31, 2013, 2012 and 2011 as follows:

	2013	2012	2011
Employee termination charges	$15.7	$27.2	$29.5
Impairment charges	21.8	23.0	13.8
Transaction-related charges	4.0	4.1	2.9
Integration costs	25.2	44.6	45.7
Other restructuring charges	28.6	19.4	22.1
Total	$95.3	$118.3	$114.0

The costs related to these activities have been recorded on the consolidated statements of operations as restructuring, impairment and transaction-related charges. See Note 25, "Segment Information," for restructuring, impairment and transaction-related charges by segment.

Restructuring Charges

The Company began a restructuring program in 2010 related to eliminating excess manufacturing capacity and properly aligning its cost structure. Since 2010, and including the two plant closures announced in January 2014 discussed below, the Company has announced a total of 21 plant closures and has reduced headcount by approximately 6,800.

During the year ended December 31, 2013, the Company announced the closures of the Bristol, Pennsylvania; Dubuque, Iowa; Pittsburg, California; and Vancouver, British Columbia, Canada plants. In addition, the Marengo, Iowa and Pomona, California plants were announced for closure on January 10, 2014. As a result of these and other restructuring programs, the Company recorded the following charges for the year ended December 31, 2013:

•
Employee termination charges of $15.7 million were recorded by the Company during the year ended December 31, 2013. The Company reduced its workforce through facility consolidations and involuntary separation programs.

•
Integration costs of $25.2 million were recorded by the Company during the year ended December 31, 2013. Integration costs were primarily related to preparing existing facilities to meet new production requirements resulting from work transferring from closed plants, as well as other costs related to the integration of the acquired companies.

•
Other restructuring charges of $28.6 million were recorded by the Company during the year ended December 31, 2013, which consisted of: (1) $14.4 million of vacant facility carrying costs, (2) $6.2 million of equipment and infrastructure removal costs from closed plants and (3) $10.1 million of lease exit charges. Other restructuring charges are presented net of a $2.1 million pension plan settlement gain.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

During the year ended December 31, 2012, the Company announced the closures of Jonesboro, Arkansas; Limerick, Ireland, and two plants in Mexico City, Mexico. As a result of these and other restructuring programs, the Company recorded the following charges for the year ended December 31, 2012:

•
Employee termination charges of $27.2 million were recorded by the Company during the year ended December 31, 2012. The Company reduced its workforce through facility consolidations and involuntary separation programs.

•
Integration costs of $44.6 million were recorded by the Company during the year ended December 31, 2012. Integration costs were primarily related to preparing existing facilities to meet new production requirements resulting from work transferring from closed plants, as well as other costs related to the integration of the acquired companies.

•
Other restructuring charges of $19.4 million were recorded by the Company during the year ended December 31, 2012, which consisted of: (1) $19.3 million of vacant facility carrying costs, (2) $7.3 million of equipment and infrastructure removal costs from closed plants and (3) $8.0 million of lease exit charges. Other restructuring charges are presented net of a $12.8 million curtailment gain resulting from an amendment to the postretirement medical benefit plan and a $2.4 million gain on the collection of a note receivable related to a settlement of a disputed pre-acquisition World Color Press note receivable during the year ended December 31, 2012.

During the year ended December 31, 2011, the Company announced the closures of the Richmond, Virginia; Stillwater, Oklahoma; Buffalo, New York; and Mt. Morris, Illinois plants. As a result of these and other restructuring programs, the Company recorded the following charges for the year ended December 31, 2011:

•
Employee termination charges of $29.5 million were recorded by the Company during the year ended December 31, 2011. The Company reduced its workforce through facility consolidations and involuntary separation programs.

•
Integration costs of $45.7 million were recorded by the Company during the year ended December 31, 2011. Integration costs were primarily related to preparing existing facilities to meet new production requirements resulting from work transferring from closed plants, as well as other costs related to the integration of the acquired companies. Integration costs include $6.4 million of stock-based compensation expense related to the termination and liquidation of stock options and the grant of new options (see Note 22, "Equity Incentive Programs"). Included in integration costs is a $15.6 million gain on the collection of a note receivable for the June 2008 sale of World Color Press' European operations during December 31, 2011.

•
Other restructuring charges of $22.1 million were recorded by the Company during the year ended December 31, 2011, which consisted of: (1) $15.1 million of vacant facility carrying costs, (2) $7.7 million of equipment and infrastructure removal costs from closed plants and (3) $6.3 million of lease exit charges. Other restructuring charges are presented net of a postretirement benefit obligation curtailment gain of $7.0 million during the year ended December 31, 2011.

The restructuring charges recorded are based on plans that have been committed to by management and are, in part, based upon management's best estimates of future events. Changes to the estimates may require future restructuring charges and adjustments to the restructuring liabilities. The Company expects to incur additional restructuring charges related to these and other initiatives.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Impairment Charges

The Company recognized impairment charges of $21.8 million during the year ended December 31, 2013, consisting of (1) $10.1 million of land and building impairment charges primarily related to the Corinth, Mississippi; Marengo, Iowa and Mexico City, Mexico plant closures and (2) $11.7 million of machinery and equipment impairment charges related to facility consolidations including Dubuque, Iowa; Jonesboro, Arkansas; Pittsburg, California and Vancouver, British Columbia, Canada, as well as other capacity reduction restructuring initiatives.

The Company recognized impairment charges of $23.0 million during the year ended December 31, 2012, consisting of (1) $13.1 million of land and building impairment charges primarily related to the Limerick, Ireland; Mt. Morris, Illinois; Pila, Poland; Richmond, Virginia and Stillwater, Oklahoma plant closures and (2) $9.9 million of machinery and equipment impairment charges related to facility consolidations including Jonesboro, Arkansas; Mexico City, Mexico; Pila, Poland and Stillwater, Oklahoma, as well as other capacity reduction restructuring initiatives.

The Company recognized impairment charges of $13.8 million during the year ended December 31, 2011, consisting of (1) $3.6 million of land and building impairment charges related to the Stillwater, Oklahoma plant closure and (2) $10.2 million of machinery and equipment impairment charges related to facility consolidations including Corinth, Mississippi; Mt. Morris, Illinois and Pila, Poland, as well as other capacity reduction restructuring initiatives.

The fair values of the impaired assets were determined by the Company to be Level 3 under the fair value hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs) and were estimated based on broker quotes and internal expertise related to current marketplace conditions. These assets were adjusted to their estimated fair values at the time of impairment.

Transaction-Related Charges

The Company incurs transaction-related charges primarily consisting of professional service fees related to business acquisition and divestiture activities. The Company recognized transaction-related charges of $4.0 million during the year ended December 31, 2013, which primarily includes fees for the acquisitions of Vertis, Proteus and Transpak. The Company recognized transaction-related charges of $4.1 million during the year ended December 31, 2012, which primarily includes fees for the acquisition of Vertis and the business exchange transaction with Transcontinental. The Company recognized transaction-related charges of $2.9 million during the year ended December 31, 2011, which primarily includes fees for the business exchange transaction with Transcontinental. The transaction-related charges were expensed as incurred in accordance with the applicable accounting guidance on business combinations.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Reserves for Restructuring, Impairment and Transaction-Related Charges

Activity impacting the Company's reserves for restructuring, impairment and transaction-related charges for the years ended December 31, 2013 and 2012 was as follows:

	Employee Termination Charges	Impairment Charges	Transaction-Related Charges	Integration Costs	Other Restructuring Charges	Total
Balance at January 1, 2012	$9.3	$—	$—	$18.2	$26.7	$54.2
Expense from continuing operations	27.2	23.0	4.1	44.6	19.4	118.3
Cash payments	(30.4)	—	(3.2)	(59.3)	(34.3)	(127.2)
Non-cash adjustments	—	(23.0)	—	—	11.0	(12.0)
Balance at December 31, 2012	$6.1	$—	$0.9	$3.5	$22.8	$33.3
Expense from continuing operations	15.7	21.8	4.0	25.2	28.6	95.3
Cash payments	(17.0)	—	(4.7)	(25.0)	(33.2)	(79.9)
Non-cash adjustments	—	(21.8)	—	—	1.1	(20.7)
Balance at December 31, 2013	$4.8	$—	$0.2	$3.7	$19.3	$28.0

The Company's restructuring, impairment and transaction-related reserves at December 31, 2013 included a short-term and a long-term component. The short-term portion is comprised of $15.1 million included in accrued liabilities (see Note 12, "Accrued Liabilities") and $1.4 million included in accounts payable in the consolidated balance sheets as the Company expects these reserves to be paid within the next twelve months. The long-term portion of $11.5 million is included in other long-term liabilities (see Note 19, "Other Long-Term Liabilities") in the consolidated balance sheets, of which $8.5 million is classified in restructuring reserves and $3.0 million is classified in MEPPs withdrawal liability.

Note 6. Goodwill and Other Intangible Assets

Goodwill is tested annually for impairment as of October 31 or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value. The Company completed its annual goodwill impairment assessment of the United States and Latin America reporting units, which included comparing the carrying amount of net assets, including goodwill, of each reporting unit to its respective fair value as of October 31, 2013, the annual assessment date. The European reporting unit does not have goodwill associated with it.

Fair value was determined using an equal weighting of both the income and market approaches. This fair value determination was categorized as Level 3 in the fair value hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs). Under the income approach, the Company determined fair value based on estimated future cash flows discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk and the rate of return an outside investor would expect to earn. Under the market approach, the Company derived the fair value of the reporting units based on market multiples of comparable publicly-traded companies. Management concluded that no impairment existed as of October 31, 2013, because the estimated fair value of each of the Company's United States and Latin America reporting units exceeded the respective carrying amounts. The fair value of the reporting units exceed their respective carrying values by greater than ten percent. No additional indications of impairment have been identified between October 31, 2013, and December 31, 2013.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Goodwill at December 31, 2013 and 2012 did not include any accumulated impairment losses. No goodwill impairment was recorded related to continuing operations during the years ended December 31, 2013, 2012 or 2011. However, a $13.9 million goodwill impairment was recorded related to the Canadian discontinued operations in the year ended December 31, 2011 (see Note 4, "Discontinued Operations," for further information).

Activity impacting the Company's goodwill for the years ended December 31, 2013 and 2012 was as follows:

	United States Print and Related Services	International	Total
Balance at January 1, 2012	$757.4	$29.7	$787.1
World Color Press acquisition(1)	(19.2)	—	(19.2)
Translation adjustment	—	0.7	0.7
Balance at December 31, 2012	$738.2	$30.4	$768.6
Acquisitions (see Note 3)	8.0	—	8.0
Sale of business (see Note 11)	—	(0.5)	(0.5)
Translation adjustment	—	(3.0)	(3.0)
Balance at December 31, 2013	$746.2	$26.9	$773.1
______________________________

(1)
The Company recorded an adjustment to correct deferred tax liabilities related to property, plant and equipment associated with the acquisition of World Color Press resulting in a $19.2 million reduction in goodwill.

The components of other intangible assets at December 31, 2013 and 2012 were as follows:

	December 31, 2013				December 31, 2012
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Trademarks, patents, licenses and agreements	5	$6.5	$(5.2)	$1.3	5	$10.5	$(9.4)	$1.1
Customer relationships	6	444.9	(226.4)	218.5	6	383.6	(158.7)	224.9
Capitalized software	5	4.3	(3.6)	0.7	5	4.1	(2.6)	1.5
Acquired technology	5	7.3	(6.0)	1.3	5	8.0	(5.6)	2.4

Total finite-lived intangible assets		$463.0	$(241.2)	$221.8		$406.2	$(176.3)	$229.9

During the year ended December 31, 2013, the gross carrying amount of intangible assets increased primarily due to $63.0 million of customer relationship intangible assets related to acquisitions as discussed in Note 3, "Acquisitions and Strategic Investments." The gross carrying amount and accumulated amortization within other intangible assets—net in the consolidated balance sheets at December 31, 2013 and 2012, differs from the value originally recorded at purchase due to the effects of currency fluctuations between the purchase date and December 31, 2013 and 2012.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Amortization expense for other intangible assets was $70.3 million, $66.3 million and $65.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The following table outlines the estimated future amortization expense related to intangible assets as of December 31, 2013:

Amortization Expense
2014	$75.7
2015	75.0
2016	43.4
2017	11.0
2018	10.4
2019	6.3
Total	$221.8

Note 7. Receivables

Transactions affecting the allowances for doubtful accounts during the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Balance at beginning of year	$70.8	$73.7	$85.5
Reclassify Canadian allowance to discontinued operations	—	—	(4.7)
Acquisitions	—	0.2	2.7
Provisions	10.4	3.2	13.3
Write-offs	(15.4)	(6.8)	(19.6)
Divestitures	(6.4)	—	—
Translation and other	(0.5)	0.5	(3.5)
Balance at end of year	$58.9	$70.8	$73.7

Note 8. Inventories

The components of the Company's inventories at December 31, 2013 and 2012 were as follows:

	2013	2012
Raw materials and manufacturing supplies	$174.9	$154.2
Work in process	46.6	45.1
Finished goods	51.0	43.6
Total	$272.5	$242.9

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 9. Property, Plant and Equipment

The components of the Company's property, plant and equipment at December 31, 2013 and 2012 were as follows:

	2013	2012
Land	$145.8	$136.1
Buildings	937.8	904.6
Machinery and equipment	3,509.9	3,415.0
Other	213.1	208.7
Construction in progress	32.6	28.2
	4,839.2	4,692.6
Less: Accumulated depreciation	(2,913.7)	(2,766.2)
Total	$1,925.5	$1,926.4

Other consists of computer equipment, vehicles, furniture and fixtures, leasehold improvements and communication related equipment. During the year ended December 31, 2013, there was a $141.1 million increase in property, plant and equipment related to the acquisitions of Vertis, Proteus and Transpak (see Note 3, "Acquisitions and Strategic Investments").

The Company recorded impairment charges of $21.8 million, $23.0 million and $13.8 million during the years ended December 31, 2013, 2012 and 2011, respectively, to reduce the carrying amounts of certain buildings and production equipment no longer utilized to fair value (see Note 5, "Restructuring, Impairment and Transaction-Related Charges").

The Company recognized depreciation expense of $270.2 million, $272.3 million and $278.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Assets Held for Sale

Certain closed facilities are considered held for sale. The net book value of the assets held for sale was $5.6 million and $4.2 million as of December 31, 2013 and 2012, respectively. These assets were valued at their fair value, less the estimated costs to sell. The fair values were determined by the Company to be Level 3 under the fair value hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 3 inputs) and were estimated based on broker quotes and internal expertise related to current marketplace conditions. Assets held for sale are included in prepaid expenses and other current assets in the consolidated balance sheets.

Note 10. Restricted Cash

The components of the Company's restricted cash at December 31, 2013 and 2012 were as follows:

	2013	2012
Defeasance of unsecured notes to be issued (see Note 14)	$56.0	$60.5
Less: short-term restricted cash	(4.5)	(14.8)
Long-term restricted cash	$51.5	$45.7

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 11. Equity Method Investments in Unconsolidated Entities

The Company has a 49% ownership interest in Plural Editora e Gráfica ("Plural"), a commercial printer based in São Paulo, Brazil, and a 50% ownership interest in Quad/Graphics Chile S.A. ("Chile"), a commercial printer based in Santiago, Chile. The Company's ownership interest in Plural and Chile is accounted for using the equity method of accounting for all periods presented.

On January 1, 2013, the Company sold 100% of its ownership interest in two wholly-owned Brazilian entities (Quad/Graphics Nordeste Industria Gráfica LTDA. and Quad/Graphics São Paulo Industria Gráfica S.A.) to Plural for a purchase price of $5.5 million (recorded in receivables in the Company's consolidated balance sheet as of December 31, 2013). Quad/Graphics retained ownership of the land and building which are leased to Plural. During the year ended December 31, 2013, the Company recorded a $2.8 million gain on the sale within selling, general and administrative expenses in the Company's consolidated statements of operations. As a result of the sale to Plural, the Company no longer controls these entities (the Company now owns 49% of these entities through its ownership interest in Plural), and thus the assets and liabilities of the entities sold have been deconsolidated in accordance with GAAP. Since the sale to Plural, the Company's ownership interest in the results of operations of these entities are included in equity in earnings (loss) of unconsolidated entities in the consolidated statements of operations.

The Company's equity earnings of Plural's and Chile's operations are recorded in the line item entitled equity in earnings (loss) of unconsolidated entities in the Company's consolidated statements of operations, and is included within the International segment.

The combined condensed balance sheets for Plural and Chile at December 31, 2013 and 2012 are presented below:

	2013	2012
Current assets	$94.9	$79.4
Long-term assets	92.9	91.2
Total assets	$187.8	$170.6

Current liabilities	$75.0	$42.9
Long-term liabilities	18.1	35.5
Total liabilities	$93.1	$78.4

The combined condensed statements of operations for Plural and Chile for years ended December 31, 2013, 2012 and 2011 are presented below:

	2013	2012	2011
Net sales	$221.2	$200.8	$221.5
Operating income (loss)	(0.7)	9.0	12.6
Net earnings (loss)	(3.9)	4.2	6.0

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 12. Accrued Liabilities

The components of the Company's accrued liabilities at December 31, 2013 and 2012 were as follows:

	2013	2012
Employee-related liabilities	$174.1	$152.0
Restructuring reserves	15.1	33.3
Taxes and income taxes	46.3	43.6
Interest and rent	14.0	15.1
Other	101.2	90.0
Total accrued liabilities	$350.7	$334.0

Employee-related liabilities consist primarily of payroll, bonus and profit sharing, vacation, health, workers' compensation and pension obligations.

Note 13. Commitments and Contingencies

Commitments

The Company had firm commitments of $30.2 million to purchase press and finishing equipment.

Litigation

In the normal course of business, the Company is named as a defendant in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which ultimately result from such lawsuits are not expected to have a material impact on the consolidated financial statements of the Company.

Environmental Reserves

The Company is subject to various laws, regulations and government policies relating to health and safety, to the generation, storage, transportation, and disposal of hazardous substances, and to environment protection in general. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such reserves are adjusted as new information develops or circumstances change. The environmental reserves are not discounted. The Company believes it is in compliance with such laws, regulations and government policies in all material respects. Furthermore, the Company does not anticipate that maintaining compliance with such environmental statutes will have a material impact upon the Company's competitive or consolidated financial position.

Note 14. World Color Press Insolvency Proceedings

The Company continues to manage the bankruptcy claim settlement process for the Quebecor World Inc. ("QWI") bankruptcy proceedings in the United States and Canada (QWI changed its name to "World Color Press Inc." upon emerging from bankruptcy on July 21, 2009). To the extent claims are allowed, the holders of such claims are entitled to receive recovery, with the nature of such recovery dependent upon the type and classification of such claims. In this regard, with respect to certain types of claims, the holders thereof are entitled to receive cash and/or unsecured notes, while the holders of certain other types of claims are entitled to receive a combination of Quad/Graphics common stock and cash, in accordance with the terms of the World Color Press acquisition agreement.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

With respect to claims asserted by the holders thereof as being entitled to a priority cash recovery, the Company has estimated that approximately $2.5 million and $9.3 million of such recorded claims have yet to be paid as of December 31, 2013, and December 31, 2012, respectively, and this obligation is classified as amounts owing in satisfaction of bankruptcy claims in the consolidated balance sheets.

With respect to unsecured claims held by creditors of the operating subsidiary debtors of Quebecor World (USA) Inc. (the "Class 3 Claims"), each allowed Class 3 Claim will be entitled to receive an unsecured note in an amount not to exceed 50% of such creditor's allowed Class 3 Claim, provided, however, that the aggregate principal amount of all such unsecured notes cannot exceed $75.0 million. In the event that the total of all allowed Class 3 Claims exceeds $150.0 million, each creditor holding an allowed Class 3 Claim will receive its pro rata share of $75.0 million of the unsecured notes issued, together with accrued interest and a 5% prepayment redemption premium thereon (the total of which is $89.2 million). In connection with the World Color Press acquisition, the Company was required to deposit the maximum potential payout to the Class 3 Claim creditors of $89.2 million with a trustee, and that amount will remain with the trustee until either (1) it is paid to a creditor for an allowed Class 3 Claim or (2) upon all Class 3 Claims being resolved any excess amount will revert to the Company. In the year ended December 31, 2013, $4.5 million was paid to Class 3 Claim creditors. At December 31, 2013, $56.0 million remains and is classified as restricted cash in the consolidated balance sheets (see Note 10, "Restricted Cash"). Based on the Company's analysis of the outstanding claims, the Company has a liability of $18.0 million at December 31, 2013, classified as unsecured notes to be issued in the condensed consolidated balance sheets.

	Restricted Cash	Unsecured Notes to be Issued
Balance at January 1, 2012	$75.4	$38.7
Class 3 Claim payments during 2012	(14.9)	(14.9)
Balance at December 31, 2012	$60.5	$23.8
Class 3 Claim payments during 2013	(4.5)	(4.5)
Non-cash adjustments	—	(1.3)
Balance at December 31, 2013	$56.0	$18.0

While the liabilities recorded for any bankruptcy matters are based on management's current assessment of the amount likely to be paid, it is not possible to identify the final amount of priority cash claims or the amount of Class 3 Claims that will ultimately be allowed by the U.S. Bankruptcy Court. Therefore, amounts owing in satisfaction of bankruptcy claims on the consolidated balance sheets could be materially higher than the amounts estimated, which would require additional cash payments to be made for the amount exceeding the Company's estimate. Amounts payable related to the unsecured notes could reach the maximum aggregate principal amount of $75.0 million, which would not require an additional cash payment as the maximum potential exposure has already been funded in trust, but would require additional liability and expense to be recorded as the Company's estimate of total Class 3 Claim liability is $51.2 million ($33.2 million paid plus the $18.0 million remaining estimated liability as of December 31, 2013). In light of the substantial number and amount of claims filed, the claims resolution process will take considerable time to complete.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 15. Income Taxes

Income taxes have been based on the following components of earnings from continuing operations before income taxes and equity in earnings (loss) of unconsolidated entities for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
U.S.	$83.0	$69.1	$41.8
Foreign	(26.3)	(46.6)	(26.9)
Total	$56.7	$22.5	$14.9

The components of income tax expense (benefit) consists of the following for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Federal:
Current	$24.9	$(23.2)	$(15.2)
Deferred	(7.8)	(4.2)	24.6
State:
Current	5.6	3.0	0.2
Deferred	(1.4)	(6.6)	9.2
Foreign:
Current	3.9	2.3	4.5
Deferred	(1.9)	(2.8)	2.7
Total income tax expense (benefit)	$23.3	$(31.5)	$26.0

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The following table outlines the reconciliation of differences between the Federal statutory tax rate and the Company's effective tax rate for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
Foreign rate differential	6.0	19.2	21.0
State taxes, net of federal benefit	4.3	3.6	12.4
Nondeductible transaction costs	0.3	3.0	5.2
Expiration of deferred tax assets	—	—	18.3
Adjustment to valuation allowances	13.7	(3.7)	48.0
Adjustment of deferred tax liabilities	(1.8)	(14.0)	52.6
Loss from foreign branches	(5.8)	(30.8)	(54.3)
Domestic production activity deduction	(6.0)	(3.4)	—
Adjustment of uncertain tax positions(1)	1.9	(145.4)	19.1
Other	(6.5)	(3.6)	17.2
Effective income tax rate	41.1%	(140.1)%	174.5%
______________________________

(1)	During 2012, the Company settled pre-acquisition World Color Press income tax examinations with the Internal Revenue Service ("IRS") resulting in a $30.0 million income tax benefit.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Deferred Income Taxes

The significant deferred tax assets and liabilities as of December 31, 2013 and 2012, were as follows:

	2013	2012
Deferred tax assets:
Accrued liabilities	$28.9	$31.4
Accrued compensation	36.6	31.9
Allowance for doubtful accounts	19.8	20.3
Interest limitation	153.6	154.0
Pension, postretirement and workers compensation benefits	80.0	153.9
Net operating loss and other tax carry forwards	152.3	172.1
Other	24.7	26.4

Total deferred tax assets	495.9	590.0
Valuation allowance(1)	(151.5)	(174.0)

Net deferred tax assets	$344.4	$416.0

Deferred tax liabilities:
Property, plant and equipment	$(362.5)	$(379.9)
Goodwill and intangible assets	(67.4)	(83.1)
Investment in U.S. subsidiaries	(245.1)	(243.5)
Other	(16.5)	(17.7)

Total deferred tax liabilities	(691.5)	(724.2)

Net deferred tax liabilities	$(347.1)	$(308.2)
______________________________

(1)
As a result of the sale of the Company's two wholly-owned Brazilian subsidiaries as discussed in Note 11, "Equity Method Investments in Unconsolidated Entities," the Company reduced the valuation allowance by $21.3 million (such amount was previously established against the subsidiaries' deferred tax assets that were not expected to be realized).

The net deferred tax assets (liabilities) above are classified on the consolidated balance sheets at December 31, 2013 and 2012 as follows:

	2013	2012
Current net deferred tax asset	$48.1	$55.7
Non-current net deferred tax liability	(395.2)	(363.9)
Total	$(347.1)	$(308.2)

At December 31, 2013, the Company had foreign net operating loss carry forwards of $141.9 million and state net operating loss carry forwards of $642.3 million. Of the foreign net operating loss carry forwards, $46.6 million are available without expiration, while the remainder expire through 2023. The state net operating loss carry forwards

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

expire in varying amounts through 2033. The Company also has $45.1 million of various state credit carry forwards, of which $30.8 million are available without expiration, while the remainder expire through 2028. At December 31, 2013, the Company has recorded a valuation allowance of $151.5 million against $60.3 million, $41.5 million and $49.7 million of federal, foreign and state deferred tax assets, respectively, that are not expected to be realized.

On September 13, 2013, the IRS released final tangible property regulations under Sections 162(a) and 263(a) of the Internal Revenue Code and proposed regulations under Section 168 of the Internal Revenue Code. These regulations generally apply to all taxpayers that acquire, produce, or improve tangible property. Based upon preliminary analysis, the Company does not expect that the adoption of these regulations will have a material impact on the consolidated financial statements.

The Company considers its foreign earnings to be indefinitely invested. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. The cumulative undistributed earnings of such subsidiaries at December 31, 2013, are not material.

Uncertain Tax Positions

The following table summarizes the activity of the Company's liability for unrecognized tax benefits at December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of period	$46.5	$106.0	$129.7
Additions due to acquisitions	—	22.9	0.3
Additions for tax positions of the current year	0.1	—	—
Additions for tax positions of prior years	0.7	15.2	5.4
Reductions for tax positions of prior years	(0.5)	(76.3)	(1.4)
Settlements during the period	(2.1)	(7.8)	(1.4)
Lapses of applicable statutes of limitations	(0.2)	(13.5)	(1.2)
Reclassify Canadian uncertain tax positions to discontinued operations	—	—	(25.4)
Balance at end of period	$44.5	$46.5	$106.0

As of December 31, 2013, $44.5 million of unrecognized tax benefits would impact the Company's effective tax rate, if recognized. Of that amount, it is reasonably possible that $13.4 million of the total amount of unrecognized tax benefits will decrease within 12 months due to resolution of audits or statute expirations.

During 2012, the Company settled pre-acquisition World Color Press income tax examinations with the IRS resulting in a net income tax benefit of $30.0 million. Included in this net benefit is $75.7 million related to a reduction for uncertain tax positions of prior years. In addition to the impact on the Company's uncertain tax positions, settlement of the examinations required an adjustment to certain tax attributes of the Company. The impact of the adjustments to these tax attributes resulted in a net income tax expense of $46.7 million.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. The total interest (income) expense related to tax uncertainties recognized in the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 was $(1.0) million, $(1.1) million and $(0.7) million, respectively. Penalties in the amount of $(0.2) million, $0 and $(0.1) million were recognized for the years ended December 31, 2013, 2012 and 2011, respectively. Accrued interest of $0.1 million and $2.3 million related to income tax uncertainties was reported as a component of other current liabilities and accrued

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

interest of $4.0 million and $2.8 million related to income tax uncertainties was reported as a component of other long-term liabilities on the consolidated balance sheets at December 31, 2013 and 2012, respectively. There were no accrued penalties related to income tax uncertainties reported in other current liabilities on the consolidated balance sheet at December 31, 2013. Accrued penalties of $0.5 million related to income tax uncertainties were reported in other current liabilities on the consolidated balance sheet at December 31, 2012. Accrued penalties of $0.5 million and $0.4 million related to income tax uncertainties were reported in other long-term liabilities on the consolidated balance sheets at December 31, 2013 and 2012, respectively.

The Company has tax years from 2010 through 2013 that remain open and subject to examination by the IRS. Tax years from 2003 through 2013 remain open and subject to examination in the Company's various major state jurisdictions within the United States.

Note 16. Debt

Long-term debt consisted of the following as of December 31, 2013 and 2012:

	Weighted Average Interest Rate	2013	2012
Master note and security agreement(1)	7.47%	$490.2	$553.9
Term loan A—$450.0 million(2)	2.69%	416.3	444.4
Term loan B—$200.0 million(2)	4.00%	194.8	196.7
Revolving credit facility—$850.0 million(2)	2.68%	209.8	50.0
International term loan—$78.3 million(3)	2.74%	58.2	63.3
International revolving credit facility—$16.6 million(3)	4.16%	2.3	6.8
Equipment term loans(4)	4.75%	16.4	—
Other	21.78%	5.3	9.9
Total debt		$1,393.3	$1,325.0
Less: short-term debt and current portion of long-term debt		(127.6)	(113.3)
Long-term debt		$1,265.7	$1,211.7
______________________________

(1)
These senior notes have a weighted-average interest rate of 7.47%, which is fixed to maturity, with interest payable semiannually. Principal payments commenced September 1997 and extend through April 2036 in various tranches. The notes are collateralized by certain United States land, buildings and press and finishing equipment under the terms of the master note and security agreement.

(2)
On July 26, 2011, and as last amended on December 19, 2012, the Company entered into a $1.5 billion debt financing agreement with certain lenders to reduce the Company's borrowing costs with lower interest rates and to create more flexibility with a higher revolving credit capacity and improvement in financial terms. The $1.5 billion debt financing agreement includes three different loan facilities, a Term Loan A, a Term Loan B, and a revolving credit facility.

The revolving credit facility in the amount of $850.0 million and the Term Loan A in the aggregate amount of $450.0 million each had an initial term of five years that was extended an additional year as part of the December 19, 2012 amendment to mature on July 25, 2017. The Term Loan B in the amount of $200.0 million (net of a $1.0 million original issue discount) has a term of seven years maturing on July 25, 2018, subject to certain required amortization.

Borrowings under the revolving facility and Term Loan A loans made under the $1.5 billion debt financing agreement bear interest at London Interbank Offered Rate ("LIBOR") plus 2.25%, or 1.25% in excess of an alternate base rate, and Term Loan B loans bear interest at LIBOR plus 3.00%, with a LIBOR floor of 1.00%, or 2.00% in excess of an alternative base rate at the

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Company's option. At December 31, 2013, the Company had borrowings of $209.8 million on the revolving credit agreement, as well as $44.0 million of issued letters of credit, leaving $596.2 million available for future borrowings.

The proceeds from the Term Loan A, Term Loan B and revolving credit facility were used to repay all outstanding balances and terminate the Company's previous $1.23 billion debt financing agreement (which included the $700.0 million term loan and the $530.0 million revolving credit facility), as well as to pay the new debt issuance costs incurred for the refinancing. The $1.5 billion debt financing agreement is secured by substantially all of the assets in the United States that are not encumbered under the Company's other financing agreements.

The Company recognized a $34.0 million loss on debt extinguishment during the year ended December 31, 2011, in connection with the July 26, 2011 $1.5 billion debt financing agreement. The loss was comprised of: (1) $20.9 million of debt issuance costs from the terminated $1.23 billion debt financing agreement, (2) $8.9 million of remaining original issue discount from the terminated $1.23 billion debt financing agreement and (3) $4.2 million of debt issuance costs from the $1.5 billion debt financing agreement. The $34.0 million loss was classified as loss on debt extinguishment in the consolidated statements of operations.

(3)
On December 16, 2008, debt related to the Company's international operations was refinanced by entering into a secured credit agreement ("Facilities Agreement"). The Facilities Agreement includes a Euro denominated term loan and a multicurrency revolving credit facility. The term loan principal payments commenced in December 2009 and it matures on December 16, 2015. The multicurrency revolving credit facility used for financing working capital and general business needs, was renewed in 2013 and will expire on December 16, 2014. At December 31, 2013, the Company's international operations had borrowings of $2.3 million under the multicurrency revolving credit facility, leaving $14.3 million available for future borrowing. The terms of the Facilities Agreement include certain financial covenants, a guarantee of the Facilities Agreement by the Company and a security agreement that includes collateralizing substantially all of the Quad/Winkowski assets. The facilities bear interest at the aggregate of the Warsaw Interbank Offered Rate ("WIBOR") or the Euro Interbank Offered Rate ("EURIBOR") and margin.

(4)
During 2013, the Company refinanced certain equipment leases with $17.1 million in equipment term loans secured by the formerly leased equipment. The equipment term loans bear interest at a fixed rate of 4.75%, require quarterly payments and have five year terms expiring during 2018. The purchase of these assets resulted in $12.8 million of non-cash investing and financing activities, which represents the $17.1 million in equipment term loans net of $4.3 million of eliminated capital lease obligations (see Note 1, "Basis of Presentation and Summary of Significant Accounting Policies").

Based upon the interest rates available to the Company for borrowings with similar terms and maturities, the fair value of the Company's total debt was approximately $1.4 billion and $1.3 billion at December 31, 2013 and 2012, respectively. The fair value determination of the Company's total debt was categorized as Level 2 in the fair value hierarchy (see Note 18, "Financial Instruments and Fair Value Measurements," for the definition of Level 2 inputs). As of December 31, 2013, approximately $3.0 billion of the Company's assets were pledged as security under various loans and other agreements.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Debt Issuance Costs

Activity impacting the Company's debt issuance costs for the years ended December 31, 2013, and 2012, was as follows:

Capitalized Debt Issuance Costs
Balance at January 1, 2012	$20.2
Debt issuance costs paid from December 2012 amendment(1)	2.1
Amortization	(4.4)
Balance at December 31, 2012	$17.9
Amortization	(4.0)
Balance at December 31, 2013	$13.9
______________________________

(1)
The Company incurred $2.1 million of debt issuance costs in connection with the December 19, 2012, $1.5 billion debt financing agreement amendment for the extension of the maturity dates on the $850.0 million revolving credit facility and the $450.0 million Term Loan A. These debt issuance costs have been accounted for as capitalized debt issuance costs and are classified as other long-term assets in the consolidated balance sheets. The costs are being amortized on a straight-line basis over the five year lives of the related debt instruments.

Amortization expense for debt issuance costs was $4.0 million, $4.4 million and $7.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Covenants and Compliance

As of December 31, 2013, the Company's various lending arrangements included certain financial covenants (all financial terms, numbers and ratios are as defined in the Company's debt agreements). Among these covenants, the Company was required to maintain the following as of December 31, 2013 (for each covenant, the most restrictive measurement has been included below):

•
On a rolling twelve-month basis, the total leverage ratio, defined as total consolidated debt to consolidated EBITDA (as defined in the debt agreement), shall not exceed 3.50 to 1.00 (for the twelve months ended December 31, 2013, the Company's leverage ratio was 2.39 to 1.00).

•
On a rolling twelve-month basis, the minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, shall not be less than 3.50 to 1.00 (for the twelve months ended December 31, 2013, the Company's interest coverage ratio was 7.34 to 1.00).

•
On a rolling twelve-month basis, the fixed charge coverage ratio, defined as consolidated EBITDA and rent expense to interest and rent expense, shall not be less than 1.50 to 1.00 (for the twelve months ended December 31, 2013, the Company's fixed charge coverage ratio was 4.26 to 1.00).

•
Consolidated net worth of at least $745.8 million plus 40% of positive consolidated net income cumulatively for each year. As of December 31, 2013, consolidated net worth must be at least $793.9 million (as of December 31, 2013, the Company's consolidated net worth under the most restrictive covenant per the various debt agreements was $1.21 billion).

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

In addition to those covenants, the $1.5 billion debt financing agreement also includes certain limitations on acquisitions, indebtedness, liens, dividends and repurchases of capital stock. If the Company's total leverage ratio is greater than 3.00 to 1.00 (total leverage ratio as defined in the debt financing agreement), the Company is prohibited from making greater than $120.0 million of annual dividend payments, capital stock repurchases and certain other payments. If the total leverage ratio is less than 3.00 to 1.00, there are no such restrictions.

Approximate annual principal amounts due on long-term debt are as follows during the years ending December 31:

2014	$127.6
2015	163.3
2016	116.0
2017	532.1
2018	228.0
2019	36.2
2020 – 2024	104.6
2025 – 2029	56.8
2030 – 2034	22.3
2035 – 2036	6.4
Total	$1,393.3

Note 17. Lease Obligations

The Company entered into various master lease agreements for press and finishing equipment. These leases provide the Company with options to purchase the related equipment at the termination value, as defined, and at various early buyout dates during the term of the lease. These leases are accounted for as capital leases on the consolidated balance sheets.

Assets recorded under capital leases are as follows as of December 31, 2013 and 2012:

	2013	2012
Presses and equipment—leased	$70.8	$78.7
Less: accumulated depreciation	(62.0)	(58.8)
Net presses and equipment—leased	$8.8	$19.9

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

At December 31, 2013, the future maturities of capitalized leases consisted of the following:

2014	$7.5
2015	2.8
2016	2.3
2017	1.8
Total minimum payments	$14.4
Less: amounts representing interest	(0.9)

Present value of minimum payments	$13.5
Less: current portion	(7.0)

Long-term capital lease obligations	$6.5

The Company has various operating lease agreements. Future minimum rental commitments under non-cancelable leases are as follows:

2014	$44.5
2015	36.7
2016	30.8
2017	25.7
2018	18.4
2019 and thereafter	44.3
Total	$200.4

Rent expense under these operating lease agreements totaled $36.9 million, $33.2 million and $22.8 million during the years ended December 31, 2013, 2012 and 2011, respectively.

Note 18. Financial Instruments and Fair Value Measurements

Certain assets and liabilities are required to be recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a nonrecurring basis, generally as a result of acquisitions or impairment charges. Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. GAAP also classifies the inputs used to measure fair value into the following hierarchy:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:
Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability. There are no Level 3 recurring measurements of assets or liabilities as of December 31, 2013.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The Company records the fair value of its forward contracts and pension plan assets on a recurring basis. The fair value of cash and cash equivalents, receivables, inventories, restricted cash, accounts payable, accrued liabilities and amounts owing in satisfaction of bankruptcy claims approximate their carrying values as of December 31, 2013 and 2012. See Note 16, "Debt," for further discussion on the fair value of the Company's debt and Note 20, "Employee Retirement Plans," for the details of Level 1 and Level 2 inputs related to Employee Retirement Plans.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain assets and liabilities at fair value on a nonrecurring basis, generally as a result of acquisitions or the remeasurement of assets resulting in impairment charges. See Note 3, "Acquisitions and Strategic Investments," for further discussion on acquisitions or Note 5, "Restructuring, Impairment and Transaction-Related Charges," for further discussion on impairment charges recorded as a result of the remeasurement of certain long-lived assets as of December 31, 2013 and 2012.

The Company has operations in countries that have transactions outside their functional currencies and periodically enters into foreign exchange contracts. These contracts are used to hedge the net exposures of changes in foreign currency exchange rates and are designated as either cash flow hedges or fair value hedges. Gains or losses on net foreign currency hedges are intended to offset losses or gains on the underlying net exposures in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates.

The Company periodically enters into natural gas forward purchase contracts to hedge against increases in commodity costs. During the years ended December 31, 2013 and 2012, the Company's commodity contracts qualified for the exception related to normal purchases and sales as the Company takes delivery in the normal course of business.

The Company settled the short-term foreign currency forward exchange contract to hedge exchange rate exposure on the 50.0 million Canadian dollars deposit related to the Transcontinental Mexico acquisition on March 1, 2012 (see Note 3, "Acquisitions and Strategic Investments"). There were no open foreign currency exchange contracts as of December 31, 2013. For the years ended December 31, 2013, 2012 and 2011, there was no impact of hedge ineffectiveness on the consolidated statements of operations.

Note 19. Other Long-Term Liabilities

Other long-term liabilities consisted of the following as of December 31, 2013 and 2012:

	2013	2012
Single employer pension and postretirement obligations	$109.2	$288.3
MEPPs withdrawal liability	53.1	74.3
Tax-related liabilities	24.6	22.0
Employee-related liabilities	54.5	53.5
Restructuring reserve	8.5	—
Other	54.0	57.6
Total	$303.9	$495.7

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 20. Employee Retirement Plans

Defined Contribution Plans

The Quad/Graphics Diversified Plan is comprised of participant directed 401(k) contributions, Company match and profit sharing-contributions. Company 401(k) matching contributions were $13.2 million, $11.9 million and $12.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Quad/Graphics Employee Stock Ownership Plan holds profit sharing contributions of Company stock, which are made at the discretion of the Company's Board of Directors. There were no profit sharing contributions for the years ended December 31, 2013 and 2012. The annual profit sharing contributions totaled $13.4 million for the year ended December 31, 2011.

Defined Benefit Plans and Other Postretirement Benefit Plans

The Company sponsors various funded and unfunded pension plans for a portion of its full-time employees in the U.S. and Canada. Benefits are generally based upon years of service and compensation. These plans are funded in conformity with the applicable government regulations. The Company funds at least the minimum amount required for all qualified plans using actuarial cost methods and assumptions acceptable under government regulations. In addition to pension benefits, the Company provides certain healthcare and life insurance benefits for some retired employees.

The components of the net periodic pension and postretirement benefit expense (income) for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Pension Benefits			Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Service cost	$—	$0.3	$0.4	$—	$0.2	$0.4
Interest cost	28.2	31.2	34.1	0.1	0.7	1.4
Expected return on plan assets	(30.2)	(27.2)	(27.6)	—	—	—
Amortization of prior service credit	—	—	—	(5.7)	(3.4)	(3.5)
Amortization of actuarial (gain) / loss	0.3	—	—	—	(0.1)	0.4
Net periodic benefit cost (income)	(1.7)	4.3	6.9	(5.6)	(2.6)	(1.3)
Curtailment/settlement (gain) / loss	(2.1)	0.1	—	—	(12.8)	(7.0)
Total expense (income)	$(3.8)	$4.4	$6.9	$(5.6)	$(15.4)	$(8.3)

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The underfunded pension and postretirement obligations are calculated using generally accepted actuarial methods and are measured as of December 31. The following provides a reconciliation of the projected benefit obligation, fair value of plan assets and the funded status of the pension and postretirement plans as of December 31, 2013 and 2012:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Changes in benefit obligation
Projected benefit obligation, beginning of year	$744.0	$692.8	$5.4	$27.8
Service cost	—	0.3	—	0.2
Interest cost	28.2	31.2	0.1	0.7
Plan participants contributions	—	—	0.2	0.3
Plan amendments	—	—	—	(22.6)
Actuarial (gain) / loss	(78.5)	75.5	(1.0)	0.6
Benefits paid	(58.5)	(55.8)	(0.7)	(1.6)
Projected benefit obligation, end of year	$635.2	$744.0	$4.0	$5.4

Changes in plan assets
Fair value of plan assets, beginning of year	$458.9	$412.2	$—	$—
Actual return on plan assets	84.3	52.7	—	—
Employer contributions	40.5	49.8	0.5	1.3
Plan participants contributions	—	—	0.2	0.3
Benefits paid	(58.5)	(55.8)	(0.7)	(1.6)
Fair value of plan assets, end of year	$525.2	$458.9	$—	$—

Funded status	$(110.0)	$(285.1)	$(4.0)	$(5.4)

Amounts recognized on the consolidated balance sheets as of December 31, 2013 and 2012 are as follows:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Current liabilities	$(4.0)	$(1.2)	$(0.8)	$(1.0)
Noncurrent liabilities	(106.0)	(283.9)	(3.2)	(4.4)
Total amount recognized	$(110.0)	$(285.1)	$(4.0)	$(5.4)

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The following table provides a reconciliation of the Company's accumulated other comprehensive income (loss) prior to any deferred tax effects at December 31, 2013 and 2012 are as follows:

	Pension Benefits	Postretirement Benefits
	Actuarial Gain / (Loss), net	Actuarial Gain / (Loss), net	Prior Service Credit/(Cost)	Total
Balance at January 1, 2011	$(29.6)	$0.9	$9.1	$10.0
Amount arising during the period	(50.7)	(0.6)	22.6	22.0
Amortization included in net earnings (loss)	—	(0.1)	(3.4)	(3.5)
Plan curtailments/settlements included in net earnings (loss)	0.1	(12.8)	—	(12.8)
Balance at December 31, 2012	$(80.2)	$(12.6)	$28.3	$15.7
Amount arising during the period	132.6	1.0	—	1.0
Amortization included in net earnings (loss)	0.3	—	(5.7)	(5.7)
Impact of plan settlements included in net earnings (loss)	(2.1)	—	—	—
Balance at December 31, 2013	$50.6	$(11.6)	$22.6	$11.0

In 2013, the Company paid out lump sums to participants that exceeded the threshold for settlement accounting, which resulted in an acceleration of the recognition of accumulated other comprehensive income and a settlement gain of $2.1 million. The settlement gain was recorded in restructuring, impairment and transaction-related charges in the consolidated statement of operations.

In 2012, the Company announced the elimination of life insurance coverage for all current and future retirees in all locations and the elimination of reimbursement of medical costs for certain retirees, which resulted in the reduction of plan obligations by $5.7 million. In addition, the Company also announced the elimination of postretirement medical benefit coverage for all future retirees who will retire after December 31, 2012, which resulted in the reduction of plan obligations by $16.9 million and recognition of a curtailment gain of $12.8 million. The curtailment gain was recorded in restructuring, impairment and transaction-related charges in the consolidated statement of operations.

Actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or the market-related value of plan assets are recognized as a component of net periodic benefit costs over the average remaining service period of a plan's active employees. Unrecognized prior service costs or credit are also recognized as a component of net periodic benefit cost over the average remaining service period of a plan's active employees. The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic pension and postretirement benefit expense (income) over the next year are as follows:

	Pension Expense (Income)	Postretirement Expense (Income)
Amortization of:
Net actuarial gain	$(0.1)	$(0.3)
Net prior service credit	—	(5.7)
Total	$(0.1)	$(6.0)

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The weighted-average assumptions, separately for the pension and postretirement benefit plans, used to determine net periodic benefit costs for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Pension Benefits			Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Discount rate (beginning of year rate)	3.9%	4.7%	5.2%	2.8%	3.7%	4.2%
Rate of compensation increase	N/A	N/A	3.5%	N/A	N/A	3.5%
Expected long-term return on plan assets	6.5%	6.5%	6.5%	N/A	N/A	N/A

The weighted-average assumptions, separately for the pension and postretirement benefit plans, used to determine benefit obligations at December 31, 2013 and 2012 were as follows:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Discount rate (end of year rate)	4.8%	3.9%	3.6%	2.8%

The Company determines its assumed discount rate based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.5% at the end of 2013, and is expected to gradually decline through 2024 to an ultimate trend rate of 5.0%. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Total postretirement benefits income	$—	$—
Postretirement benefits obligation	0.1	(0.1)

Estimated Company Contributions and Benefit Payments

In 2014, the Company expects to make cash contributions of $39.7 million to its qualified defined benefit pension plans and make estimated benefit payments of $4.9 million to its non-qualified defined benefit pension and postretirement plans. The actual pension contributions may differ based on the funding calculations, and the Company may choose to make additional discretionary contributions. The estimated benefit payments may differ based on actual claim experience.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Estimated Future Benefit Payments by the Plans to or on behalf of Plan Participants

An estimate of the Plans' future benefit payments to be made from funded qualified plans and unfunded non-qualified and postretirement plans to plan participants are as follows:

	Pension Benefits	Postretirement Benefits
2014	$41.4	$0.8
2015	38.9	0.6
2016	38.0	0.4
2017	38.5	0.3
2018	39.6	0.3
2019 – 2023	201.9	1.3
Thereafter	236.9	0.3
Total	$635.2	$4.0

Plan Assets and Investment Strategy

The Company follows a disciplined investment strategy, which provides diversification of investments by asset class, foreign currency, sector and company. The Pension Committee has approved investment policies for the different pension plans that establish long-term asset mix targets based on several factors including: historical returns achieved by worldwide investment markets, the time horizon of the pension plans' obligations and the investment risk. For each of the plans, an allocation range by asset class is developed whereby a mix of equities and fixed-income investments is used to provide an appropriate risk-adjusted long-term return on plan assets. Third-party investment managers are employed to invest assets in both passively-indexed and actively-managed strategies and investment returns and risks are monitored on an ongoing basis. Derivatives are used at certain times to hedge foreign currency exposure. Gains or losses on the derivatives are offset by a corresponding change in the value of the hedged assets. Derivatives are strictly used for hedging purposes and not speculative purposes.

The target allocations for plan assets on a weighted-average basis are 65% equity securities and 35% fixed-income, including cash and cash equivalents. The actual asset allocation as of December 31, 2013, was approximately 67% equity securities and 33% debt securities. The actual asset allocation as of December 31, 2012, was approximately 64% equity securities, 35% debt securities and 1% other. Equity investments are diversified by country, issuer and industry sector. Fixed income securities primarily consist of government bonds and corporate bonds from diversified industries.

The expected long-term rate of return on assets assumption is selected by first identifying the expected range of long-term rates of return for each major asset class. Expected long-term rates of return are developed based on long-term historical averages, current expectations of future returns and anticipated inflation rates. The expected long-term rate of return on plan assets is then calculated by weighting each asset class. To the extent that individual pension plans have different target asset mixes, the expected long-term rate of return on assets may differ across plans.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The fair values of the Company's pension plan assets at December 31, 2013 and 2012 by asset category are as follows:

	December 31, 2013				December 31, 2012
Asset Category	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$0.3	$0.3	$—	$—	$0.4	$0.4	$—	$—
Fixed income	171.5	—	171.5	—	162.1	—	162.1	—
Equities	353.4	122.9	230.5	—	295.0	270.8	24.2	—
Others	—	—	—	—	1.4	—	1.4	—
Total	$525.2	$123.2	$402.0	$—	$458.9	$271.2	$187.7	$—

There are no Level 3 assets or liabilities as of December 31, 2013 and 2012.

The Company segregated its plan assets by the following major categories and levels for determining their fair value as of December 31, 2013:

Cash and cash equivalents. Carrying value approximates fair value and these assets are classified as Level 1.

Fixed Income. This category consists of bonds and short-term fixed income securities fair valued based on a compilation of primarily observable market information or broker quotes in over-the-counter markets and are classified as Level 2.

Equities. This category consists of equity investments and equity pooled funds and these assets are classified as Level 1 and Level 2, respectively. The fair value of equity investments is based on quoted prices in an active market. The fair value of the equity pooled funds is based on the funds' Net Asset Value ("NAV") established by the funds' administrator.

The valuation methodologies described above may generate a fair value calculation that may not be indicative of net realizable value or future fair values. While the Company believes the valuation methodologies used are appropriate, the use of different methodologies or assumptions in calculating fair value could result in different amounts. The Company invests in various assets in which valuation is determined by NAV. The Company believes that NAV is representative of fair value at the reporting date, as there are no significant restrictions on redemption on these investments or other reasons to indicate that the investment would be redeemed at an amount different than NAV.

Risk Management

For all directly invested funds, the concentration risk is monitored through specific guidelines in the investment manager mandates. The investment manager mandates were developed by the Company's external investment advisor, and specify diversification standards such as the maximum exposure per issuer, and concentration limits per type of security, industry and country when applicable.

For the investments made through pooled funds, the investment mandates of the funds were again reviewed by the Company's external investment advisor, to determine that the investment objectives and guidelines were consistent with the Company's overall pension plan risk management objectives. In managing the plan assets, management reviews and manages risk associated with funded status risk, interest rate risk, market risk, counterparty risk, liquidity risk and operational risk. Liability management and asset class diversification are central to the Company's risk management approach and are integral to the overall investment strategy.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Given the process in place to ensure a proper diversification of the portfolio, management believes that the Company pension plan assets are not exposed to significant concentration risk.

Multiemployer Pension Plans

The Company participates in a number of MEPPs under terms of collective bargaining agreements that cover a number of its employees. The risks of participating in these MEPPs are different from single employer plans in the following aspects:

•	Assets contributed to the MEPPs by one company may be used to provide benefits to employees of other participating companies.

•	If a participating company stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating companies.

•
If the Company stops participating in some or all of its MEPPs, and continues in business, the Company would be required to pay an amount, referred to as a withdrawal liability, based on the unfunded status of the plan.

The Company has withdrawn from all significant MEPPs and replaced these union sponsored “promise to pay in the future” defined benefit plans with a Company sponsored “pay as you go” defined contribution plan. The two MEPPs, the Graphic Communications International Union - Employer Retirement Fund (“GCIU”) and the Graphic Communications Conference of the International Brotherhood of Teamsters National Pension Fund (“GCC”), are significantly underfunded, and will require the Company to pay a withdrawal liability to fund its pro rata share of the underfunding as of the plan year the full withdrawal was completed. As a result of the decision to withdraw, the Company accrued a $98.6 million estimated withdrawal liability based on information provided by each plan's trustee, as part of the purchase price allocation for World Color Press. The Company is making required interim payments to the MEPPs for the Company's withdrawal liability from the GCIU and the GCC plans.

The GCIU Plan is a defined benefit plan that provides retirement benefits, total and permanent disability benefits, and pre-retirement death benefits for the participating union employees of the Company. The funded status of the GCIU Plan is classified as critical based on the GCIU Plan's 2013 certification to the United States Department of Labor, as the funded percentage for the plan is less than 65% and is projected to have an accumulated funding deficit over the next four plan years. As a result, the GCIU Plan implemented a rehabilitation plan to improve the plan's funded status. The Company estimates that contributions made to the GCIU Plan by the Company represent greater than 5% of total contributions made by all participating employers in the 2012 plan year (the plan year ended December 31, 2012, is the latest available financial information provided by the GCIU Plan).

The GCC Plan is a defined benefit plan that provides retirement benefits, disability benefits, and early retirement benefits for the participating union employees of the Company. The funded status of the GCC Plan is classified as critical based on the GCC Plan's 2013 certification to the United States Department of Labor, as the funded percentage for the plan is less than 65% and is projected to have an accumulated funding deficit over the next four plan years. As a result, the GCC Plan implemented a rehabilitation plan to improve the plan's funded status. The Company estimates that contributions made to the GCC Plan by the Company represent greater than 5% of total contributions made by all participating employers in the 2011 plan year (the plan year ended April 30, 2012, is the latest available financial information provided by the GCC Plan).

The Company has received notices of withdrawal and demand for payment letters for both the GCIU and GCC plans, which, in total are in excess of the $98.6 million in original reserves established by the Company for the withdrawals. The Company is in the process of determining the final withdrawal payment with both MEPPs'

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

administrators, and the withdrawal liability reserved by the Company is within the range of the Company's estimated potential outcomes. During this process the Company began making monthly payments totaling $14.4 million and $11.2 million for the years ended December 31, 2013 and 2012, respectively, as requested by the MEPPs and as required by the Employee Retirement Income Security Act, although such payments do not waive the Company's rights to object to the withdrawal liabilities submitted by the GCIU and GCC plan administrators. As of December 31, 2013, the Company has reserved $73.0 million as its estimate of the total MEPPs withdrawal liability, of which $53.1 million is recorded in other long-term liabilities, $14.4 million is recorded in accrued liabilities and $5.5 million is recorded in unsecured notes to be issued in the consolidated balance sheets. This estimate may increase or decrease depending on the final agreement with the MEPPs' administrators.

Note 21. Earnings (Loss) Per Share Attributable to Quad/Graphics Common Shareholders

Basic earnings (loss) per share attributable to Quad/Graphics common shareholders is computed as net earnings (loss) attributable to Quad/Graphics common shareholders less the allocation of participating securities, divided by the basic weighted average common shares outstanding of 47.0 million, 46.8 million and 47.1 million shares for the years ended December 31, 2013, 2012 and 2011, respectively. The calculation of a diluted earnings per share amount includes the effect of any dilutive equity incentive instruments. The Company uses the treasury stock method to calculate the effect of outstanding dilutive equity incentive instruments, which requires the Company to compute total proceeds as the sum of (1) the amount the employee must pay upon exercise of the award, (2) the amount of unearned stock-based compensation costs attributed to future services and (3) the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the award. Equity incentive instruments for which the total employee proceeds from exercise exceed the average fair value of the same equity incentive instrument over the period have an anti-dilutive effect on earnings per share during periods with net earnings from continuing operations, and accordingly, the Company excludes them from the calculation. Anti-dilutive equity incentive instruments of 1.6 million and 3.2 million of class A common shares were excluded from the computations of diluted net earnings per share for the years ended December 31, 2013 and 2012, respectively. Due to the net loss from continuing operations attributable to Quad/Graphics common shareholders incurred during the year ended December 31, 2011, the assumed exercise of all equity incentive instruments was anti-dilutive and, therefore, not included in the diluted loss per share attributable to Quad/Graphics common shareholders calculation for that period.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are required to be treated as participating securities and included in the computation of earnings (loss) per share pursuant to the two-class method. The Company's participating securities are composed of unvested stock options granted on November 18, 2011, and reduced basic and diluted earnings per share attributable to Quad/Graphics common shareholders by $0.02 and $0.07 per diluted share for the years ended December 31, 2013 and 2012, respectively. There was no impact to basic and diluted earnings per share attributable to Quad/Graphics common shareholders during 2011.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Reconciliations of the numerator and the denominator of the basic and diluted per share computations for the Company's common stock, including the impact of discontinued operations, for the years ended December 31, 2013, 2012 and 2011 are summarized as follows:

	2013	2012	2011
Numerator:
Net earnings (loss) from continuing operations	$30.9	$56.3	$(8.0)
Adjustments to net earnings (loss) from continuing operations
Net (earnings) loss attributable to noncontrolling interests	1.6	0.3	(0.3)
Allocation to participating securities	(1.1)	(3.2)	—
Net earnings (loss) from continuing operations - adjusted	$31.4	$53.4	$(8.3)

Loss from discontinued operations, net of tax	$—	$(3.2)	$(38.6)
Adjustments to loss from discontinued operations, net of tax
Gain on disposal of discontinued operations, net of tax	—	34.0	—
Income (loss) from discontinued operations, net of tax	$—	$30.8	$(38.6)

Net earnings (loss) attributable to Quad/Graphics common shareholders	$32.5	$87.4	$(46.9)
Adjustments to net earnings (loss) attributable to Quad/Graphics common shareholders
Allocation to participating securities	(1.1)	(3.2)	—
Net earnings (loss) attributable to Quad/Graphics common shareholders - adjusted	$31.4	$84.2	$(46.9)

Denominator:
Basic weighted average number of common shares outstanding for all classes of common shares	47.0	46.8	47.1
Plus: effect of dilutive equity incentive instruments	1.0	0.4	—
Diluted weighted average number of common shares outstanding for all classes of common shares	48.0	47.2	47.1

Earnings (loss) per share attributable to Quad/Graphics common shareholders:
Basic:
Continuing operations	$0.67	$1.14	$(0.18)
Discontinued operations	—	0.66	(0.82)
Earnings (loss) per share attributable to Quad/Graphics common shareholders	$0.67	$1.80	$(1.00)

Diluted:
Continuing operations	$0.65	$1.13	$(0.18)
Discontinued operations	—	0.65	(0.82)
Earnings (loss) per share attributable to Quad/Graphics common shareholders	$0.65	$1.78	$(1.00)

Cash dividends paid per common share for all classes of common shares	$1.20	$3.00	$0.60

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Note 22. Equity Incentive Programs

The shareholders of the Company approved the Quad/Graphics Inc. 2010 Omnibus Incentive Plan ("Omnibus Plan") for two complimentary purposes: (1) to attract and retain outstanding individuals to serve as directors, officers and employees and (2) to increase shareholder value. The Omnibus Plan replaced the 1999 Nonqualified Stock Option Plan and the 1990 Stock Option Plan and, as of January 1, 2011, all equity grants are made from the Omnibus Plan. In May 2012 and 2013, an additional 3,571,652 and 2,000,000 shares, respectively, were approved for issuance under the Omnibus Plan, making 7,871,652 shares of Class A stock reserved for issuance under the Omnibus Plan. Awards under the Omnibus Plan may consist of incentive awards, stock options, stock appreciation rights, performance shares, performance share units, shares of class A stock, restricted stock, restricted stock units, deferred stock units or other stock-based awards as determined by the Company's board of directors. Each stock option granted has an exercise price of no less than 100% of the fair market value of the class A stock on the date of grant. As of December 31, 2013, there are 2,400,763 shares available for issuance under the Omnibus Plan.

The Company recognizes compensation expense, based on estimated grant date fair values, for all share-based awards issued to employees and non-employee directors, including stock options, performance shares, performance share units, restricted stock, restricted stock units and deferred stock units. The Company recognizes these compensation costs for only those awards expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to four years for performance share and performance share unit awards, restricted stock and restricted stock unit awards, and stock options. The Company estimated the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management's expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods, if actual forfeitures differ from those estimates.

Equity Incentive Compensation Expense

The total compensation expense recognized related to all equity incentive programs was $18.6 million, $13.4 million and $14.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, and was recorded in selling, general and administrative expenses and restructuring, impairment and transaction-related charges in the consolidated statements of operations. Total future compensation expense related to all equity incentive programs granted as of December 31, 2013, is approximately $19.5 million. Estimated future compensation expense is $14.1 million for 2014 and $5.4 million for 2015.

Stock Options

On November 18, 2011, the Company announced that the Board of Directors had approved the termination of the outstanding stock options under the Company's 1990 Stock Option Plan and 1999 Nonqualified Stock Option Plan (the “409A Options”). In accordance with the authoritative literature for the termination and modification of stock options, as of December 31, 2011, the Company recorded a $20.0 million liability for the termination payment, which was based on the number of 409A Options held by the option holders, the Company's weighted volume adjusted stock price of $13.47 as of November 18, 2011, and the exercise price of the 409A Options. The termination payment was paid in December 2012. In addition, in 2011, the Company recorded $6.4 million of incremental stock option expense, which is recorded in restructuring, impairment and transaction-related charges in the consolidated statements of operations.

The option holders were granted new options under the Omnibus Plan equal to the number of terminated 409A Options held by them. All of the new options were granted at an exercise price equal to or greater than the fair market value of $13.47 per share, and if the exercise price of an option holders' 409A Options was greater than $13.47, then the new options were issued at such greater price. Therefore, none of the new options were granted with an exercise price below fair market value and all of the new options were granted at an exercise price equal to or greater than the corresponding 409A Option that was canceled.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

For new option grants beginning January 1, 2011, options vest over four years, with no vesting in the first year and one-third vesting upon the second, third and fourth anniversary dates. As defined in the individual grant agreements, acceleration of vesting may occur under a change in control, death, disability or normal retirement of the grantee. For the new option grants beginning January 1, 2011, options expire no later than the tenth anniversary of the grant date, twenty-four months after termination for death, thirty-six months after termination for normal retirement or disability and 90 days after termination of employment for any other reason. While stock options granted prior to 2011 were credited with dividend declarations, the new option grants after that time are not credited with dividend declarations, excluding the November 18, 2011 grants. Stock options are only to be granted to employees and will only be granted under the new option grant terms from January 1, 2011 forward.

There were no stock options granted under the Omnibus plan during the year ended December 31, 2013. There were 448,154 stock options granted with a grant date weighted average fair value of $2.25 during the year ended December 31, 2012. There were 451,029 stock options granted with a grant date weighted average fair value of $13.17 during the year ended December 31, 2011. Excluding the 3,571,652 new options granted on November 18, 2011, the fair market value of stock options is determined using the Black-Scholes-Merton option pricing module. The fair market value of the stock options is determined using the following weighted average assumptions for the years ended December 31, 2012 and 2011:

	2012	2011
Expected volatility	36.7%	36.0%
Risk-free interest rate	1.3%	2.3%
Expected life (years)	7.0	7.0
Dividend yield	7.1%	2.0%

The Company determined expected volatility based on the volatility of comparable company stock. The average risk-free interest rate is based on the United States treasury security rate in effect as of the grant date over the term of the expected life. The expected life is based on the term and vesting period of each grant adjusted for historical experience in vesting.

Compensation expense recognized related to stock options was $10.8 million, $10.1 million and $12.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. Total future compensation expense for all stock options granted as of December 31, 2013, is approximately $7.8 million. Estimated future compensation expense is $7.6 million for 2014 and $0.2 million for 2015.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of the stock option activity for the year ended December 31, 2013:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding at December 31, 2012	4,407,125	$20.34	6.8	$15.2
Granted	—	—
Exercised	(461,782)	15.51
Cancelled/forfeited/expired	(186,078)	26.21
Outstanding at December 31, 2013	3,759,265	$20.82	5.8	$30.0

Vested and expected to vest at December 31, 2013	3,759,265	$20.82	5.8	$30.0
Exercisable at December 31, 2013	2,658,188	$20.30	5.4	$20.8

The intrinsic value of options exercisable and options outstanding at December 31, 2013, 2012 and 2011 is based on the fair value of the stock price.

Share-based compensation activity for the years ended December 31, 2013, 2012 and 2011, is noted below:

	2013	2012	2011
Total intrinsic value of stock options exercised	$6.3	$—	$3.7
Cash received from stock option exercises	7.2	0.1	1.6
Total grant date fair value of stock options vested	3.7	1.9	5.4

Net tax benefits on stock option activity, shown as tax benefit on stock option activity in the financing section of the consolidated statements of cash flows, were $2.2 million, $4.1 million and $0.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Performance Share and Performance Share Units

Performance share ("PS") and performance share unit ("PSU") awards consist of shares or the rights to shares of the Company's class A stock which are awarded to employees of the Company. These shares are payable upon the determination that the Company achieved certain established performance targets and can range from 0% to 200% of the targeted payout based on the actual results. Shares awarded in 2013 have a performance period of three years ending December 31, 2015. As set forth in the individual grant agreements, acceleration of vesting may occur under a change in control, or death, disability or normal retirement of the grantee. Grantees receiving PS or PSU grants receive full credit for dividends during the vesting period. All such dividends will be paid to the grantee within 45 days of full vesting. Upon vesting, PSUs will be settled either through cash payment equal to the fair market value of the PSUs on the vesting date or through issuance of Company class A stock. There are no voting rights with these instruments until vesting occurs and a share of stock is issued.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of PS and PSU award activity for the year ended December 31, 2013:

	Performance Shares			Performance Share Units
	Shares	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)	Units	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (years)
Nonvested at December 31, 2012	—	$—	—	$—	$—	—
Granted	389,930	20.39		16,208	20.50
Vested	—	—		—	—
Forfeited	(38,082)	20.39		—	—
Nonvested at December 31, 2013	351,848	$20.39	2.0	$16,208	$20.50	2.0

During the year ended December 31, 2013, PS awards of 389,930 shares and PSU awards of 16,208 units were granted at a weighted-average grant date fair value of $20.39 and $20.50, respectively. There were no PS or PSU awards granted during the years ended December 31, 2012 and 2011. On the grant dates, the target number of shares ("target shares") was granted. During the performance period, the target shares will be earned or forfeited, and additional shares, up to the maximum number of shares, may be granted at the end of the performance period. The potential payouts for nonvested awards at December 31, 2013 range from zero to 736,112 PS or PSU awards should certain performance targets be achieved. In general, PS and PSU awards will vest at the end of the performance period, provided the holder of the share is continuously employed by the Company until the vesting date.

Compensation expense for awards granted are recognized based on the targeted payout of 100%, net of estimated forfeitures. Compensation expense recognized related to PS and PSUs was $2.3 million for the year ended December 31, 2013. There was no compensation expense recognized related to PS and PSUs for the years ended December 31, 2012 and 2011. Total future compensation expense for all PS and PSUs granted as of December 31, 2013 is estimated to be $4.8 million. Estimated future compensation expense is $2.4 million for 2014 and $2.4 million for 2015.

Restricted Stock and Restricted Stock Units

Restricted stock ("RS") and restricted stock unit ("RSU") awards consist of shares or the rights to shares of the Company's class A stock which are awarded to employees of the Company. The awards are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. RSU awards are typically granted to eligible employees outside of the United States. As defined in the individual grant agreements, acceleration of vesting may occur under a change in control, or death, disability or normal retirement of the grantee. Grantees receiving RS grants are able to exercise full voting rights and receive full credit for dividends during the vesting period. All such dividends will be paid to the RS grantee within 45 days of full vesting. Grantees receiving RSUs granted prior to January 1, 2012 are not entitled to vote and do not earn dividends. Grantees receiving RSUs on or after January 1, 2012 are not entitled to vote but do earn dividends. Upon vesting, RSUs will be settled either through cash payment equal to the fair market value of the RSUs on the vesting date or through issuance of Company class A stock.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The following table is a summary of RS and RSU award activity for the year ended December 31, 2013:

	Restricted Stock			Restricted Stock Units
	Shares	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (Years)	Units	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (Years)
Nonvested at December 31, 2012	415,906	$21.24	1.7	22,438	$21.17	1.7
Granted	408,146	20.39		32,671	20.72
Vested	(3,608)	19.92		—	—
Forfeited	(85,087)	20.30		(5,436)	24.64
Nonvested at December 31, 2013	735,357	$20.88	1.4	49,673	$20.49	1.6

During the year ended December 31, 2013, RS awards of 408,146 shares and RSU awards of 32,671 units were granted at a weighted-average grant date fair value of $20.39 and $20.72, respectively. During the year ended December 31, 2012, RS awards of 310,651 shares and RSU awards of 15,760 units were granted at a weighted-average grant date fair value of $14.34. On January 1, 2011, RS awards of 119,315 shares and RSU awards of 14,625 units were granted at a grant date fair value of $41.26 and $38.86, respectively. On August 1, 2011, RS awards of 709 shares and RSU awards of 1,177 were granted at a grant date fair value of $32.32 and $30.01, respectively. In general, RS and RSU awards will vest on the third anniversary of the grant date, provided the holder of the share is continuously employed by the Company until the vesting date. Compensation expense recognized for RS and RSUs was $4.8 million, $2.9 million, and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. Total future compensation expense for all RS and RSUs granted as of December 31, 2013, is approximately $6.9 million. Estimated future compensation expense is $4.1 million for 2014 and $2.8 million for 2015.

Deferred Stock Units

The following table is a summary of deferred stock units ("DSU") award activity for the year ended December 31, 2013:

	Deferred Stock Units
	Units	Weighted-Average Grant Date Fair Value Per Share
Outstanding at December 31, 2012	50,705	$21.64
Granted	33,115	20.39
Dividend equivalents granted	3,529
Settled	(8,253)	41.26
Forfeited	—
Outstanding at December 31, 2013	79,096	$18.95

During the years ended December 31, 2013 and 2012, DSUs of 33,115 and 31,525 were granted at a weighted-average grant date fair value of $20.39 and $14.34, respectively. The DSUs are fully vested on the grant date. Each DSU entitles the grantee to receive one share of class A stock upon the earlier of the separation date of the grantee or the second anniversary of the grant date, but could be subject to acceleration for a change in control or death or disability as

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

defined in the individual DSU grant agreement. Grantees of DSUs may not exercise voting rights, but are credited with dividends and those dividends will be converted into additional DSUs based on the closing price of the class A stock. Dividend equivalents units of 3,529 and 7,440 were granted for the years ended December 31, 2013 and 2012, respectively. Compensation expense recognized for DSUs was $0.7 million, $0.4 million, and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. As these awards were fully vested on the grant date, all compensation expense was recognized at the date of grant.

Other Information

Authorized unissued shares or treasury shares may be used for issuance under the Company's equity incentive programs. The Company intends to use treasury shares of its class A stock to meet the stock requirements of its awards in the future.

Note 23. Shareholders' Equity

The Company has three classes of common stock as follows (share data in millions):

		Issued Common Stock
	Authorized Shares	Outstanding	Treasury	Issued Shares Classified as Common Stock	Issued Shares Classified as Redeemable Equity	Total Issued Shares
Class A stock ($0.025 par value)	80.0
December 31, 2013		33.8	6.2	40.0	—	40.0
December 31, 2012		33.0	7.0	40.0	—	40.0
December 31, 2011		32.4	7.6	40.0	—	40.0

Class B stock ($0.025 par value)	80.0
December 31, 2013		14.2	0.8	15.0	—	15.0
December 31, 2012		14.2	0.8	15.0	—	15.0
December 31, 2011		14.2	0.8	15.0	—	15.0

Class C stock ($0.025 par value)	20.0
December 31, 2013		—	0.5	0.5	—	0.5
December 31, 2012		—	0.5	0.5	—	0.5
December 31, 2011		—	0.2	0.2	0.3	0.5

In accordance with the Articles of Incorporation, each class A common share has one vote per share and each class B and class C common share has ten votes per share on all matters voted upon by the Company's shareholders. Liquidation rights are the same for all three classes of stock.

The Company's class C stock was held by the Quad/Graphics Employee Ownership Plan (and can only be owned by, or transferred to, a Company employee benefit plan which is intended to satisfy the qualification requirements of Section 401 of the Internal Revenue Code). In August 2012, all of the Company's outstanding class C common shares, which were previously classified as redeemable equity, were converted into class A common shares.

The Company also has 0.5 million shares of $0.01 par value preferred stock authorized, of which none were issued at December 31, 2013, 2012 and 2011. The Company has no present plans to issue any preferred stock.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

In accordance with the Articles of Incorporation, dividends are paid equally for class A, class B and class C common shares. The following table details the dividend activity related to the Company's then outstanding shares of class A, class B and class C stock for the years ended December 31, 2013, 2012 and 2011:

	Declaration Date	Record Date	Payment Date	Dividend Amount per Share
2013
Q4 Dividend	November 5, 2013	December 9, 2013	December 20, 2013	$0.30
Q3 Dividend	August 6, 2013	September 9, 2013	September 20, 2013	0.30
Q2 Dividend	May 20, 2013	June 10, 2013	June 21, 2013	0.30
Q1 Dividend	March 4, 2013	March 18, 2013	March 29, 2013	0.30
2012
Q4 Special Dividend	December 14, 2012	December 24, 2012	December 28, 2012	2.00
Q4 Dividend	November 7, 2012	December 3, 2012	December 14, 2012	0.25
Q3 Dividend	August 7, 2012	September 10, 2012	September 21, 2012	0.25
Q2 Dividend	May 9, 2012	June 11, 2012	June 22, 2012	0.25
Q1 Dividend	February 28, 2012	March 12, 2012	March 23, 2012	0.25
2011
Q4 Dividend	November 10, 2011	November 30, 2011	December 10, 2011	0.20
Q3 Dividend	August 9, 2011	August 29, 2011	September 9, 2011	0.20
Q2 Dividend	May 10, 2011	May 27, 2011	June 10, 2011	0.20

On September 6, 2011, the Company's board of directors authorized a share repurchase program of up to $100.0 million of the Company's outstanding class A stock. The Company repurchased no shares during the years ended December 31, 2013 and 2012. The Company repurchased 0.4 million shares of class A stock in the open market for $8.2 million for the year ended December 31, 2011, and has $91.8 million in authorized repurchases remaining under the program as of December 31, 2013.

Redeemable equity

The Company followed the applicable GAAP and SEC authoritative guidance for redeemable stock which required the Company to record the class C stock at full redemption value at each balance sheet date to the extent the redemption of those securities is not solely within the control of the Company. Under the terms of the Articles of Incorporation, the class C common shares are required to be owned by a qualified employee retirement plan of the Company and each holder of class C stock has a continuous right to have the class C stock repurchased by the Company.

There is no redemption value of class C qualified employee retirement plan shares at December 31, 2013 and 2012. The redemption value of the class C qualified employee retirement plan shares at December 31, 2011 totaled $3.5 million. There is no redemption value of the class A common shares at December 31, 2013, 2012 and 2011 as there is now a readily tradable market.

In August 2012, the remaining 0.3 million outstanding class C common shares owned by the Quad/Graphics Employee Stock Ownership Plan were exchanged for class A common shares that were held as treasury stock. This exchange eliminated the redemption value of the class C common stock. There were no class C common shares redeemed by the Company during the year ended December 31, 2011.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Subsequent changes to the redemption value of the securities due to changes in stock valuation or dividend declarations are charged to retained earnings, while decreases in redemption value due to elimination of redemption features are credited to additional paid-in capital and retained earnings. During the year ended December 31, 2012, the balance of redeemable equity decreased by $3.5 million as a result of the conversion of all outstanding class C common shares into class A common shares. As such, information regarding the changes in redeemable equity for the years ended December 31, 2012 and 2011 is provided in the table below:

	Class C Common Stock
	Shares	Redemption Value
Balance at January 1, 2011	0.3	$10.6

Cash dividends declared	—	(0.3)
Decrease in redemption value of redeemable equity	—	(6.8)
Balance at December 31, 2011	0.3	$3.5

Cash dividends declared	—	(0.2)
Redeemable equity exchange	(0.3)	(4.3)
Increase in redemption value of redeemable equity	—	1.0
Balance at December 31, 2012	—	$—

Note 24. Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component, net of tax, for the years ended December 31, 2013 and 2012, were as follows:

	Foreign Currency Translation	Pension and Other Postretirement Benefit Liability	Total
Balance at January 1, 2012	$(25.6)	$(12.1)	$(37.7)
Other comprehensive income before reclassifications	4.9	(17.7)	(12.8)
Amounts reclassified from accumulated other comprehensive income (loss) to net earnings (loss)	—	(9.9)	(9.9)
Net other comprehensive income (loss)	4.9	(27.6)	(22.7)
Balance at December 31, 2012	$(20.7)	$(39.7)	$(60.4)
Other comprehensive loss before reclassifications	(20.2)	82.0	61.8
Amounts reclassified from accumulated other comprehensive income (loss) to net earnings (loss)	(2.4)	(4.6)	(7.0)
Net other comprehensive income (loss)	(22.6)	77.4	54.8
Balance at December 31, 2013	$(43.3)	$37.7	$(5.6)

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The details about the reclassifications from accumulated other comprehensive income (loss) to net earnings (loss) for the years ended December 31, 2013, 2012 and 2011, were as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Year Ended December 31,			Consolidated Statements of Operations Presentation
	2013	2012	2011
Revaluation gain on sale of businesses (see Note 11)	$(2.4)	$—	$—	Selling, general and administrative expenses

Amortization of prior service credit on postretirement benefit plans	(5.7)	(3.4)	(3.5)	Selling, general and administrative expenses
Impact of income taxes	2.2	1.3	1.3	Income tax expense (benefit)
Amortization of prior service credit on postretirement benefit plans, net of tax	(3.5)	(2.1)	(2.2)	Net of tax

Amortization of net actuarial loss on pension and postretirement benefit plans	0.3	(0.1)	0.4	Cost of sales
Impact of income taxes	(0.1)	—	(0.1)	Income tax expense (benefit)
Amortization of net actuarial loss on pension and postretirement benefit plans, net of tax	0.2	(0.1)	0.3	Net of tax

Plan curtailments/settlements on pension and postretirement benefit plans	(2.1)	(12.7)	11.8	Restructuring, impairment and transaction-related charges
Impact of income taxes	0.8	5.0	(4.7)	Income tax expense (benefit)
Plan curtailment/settlements on pension and postretirement benefit plans, net of tax	(1.3)	(7.7)	7.1	Net of tax

Total reclassifications for the period	(9.9)	(16.2)	8.7
Impact of income taxes	2.9	6.3	(3.5)
Total reclassifications for the period, net of tax	$(7.0)	$(9.9)	$5.2

Note 25. Segment Information

The Company operates primarily in the commercial print portion of the printing industry, with related product and service offerings designed to offer clients complete solutions for communicating their messages to target audiences. The Company's operating and reportable segments are aligned with how the chief operating decision maker of the Company currently manages the business. The Company's reportable and operating segments and their product and service offerings are summarized below.

United States Print and Related Services

The United States Print and Related Services segment is predominantly comprised of the Company's United States printing operations and is managed as one integrated platform. This includes consumer magazines, catalogs, retail inserts, special interest publications, journals, direct mail, books, directories, in-store marketing, packaging, and other commercial and specialty printed products, together with the related service offerings, including marketing strategy, media planning and placement, data insights, response analytics services, creative services, videography, photography, workflow solutions, digital imaging, facilities management services, digital publishing, interactive print solutions including image recognition and near field communication technology, mailing, distribution, logistics, and data

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

optimization and hygiene services. This segment also includes the design, development, manufacture and service of printing-related auxiliary equipment, as well as the manufacture of ink. As a result of the divestiture of the Company's Canadian operations to Transcontinental on March 1, 2012 (see Note 4, "Discontinued Operations"), all United States Print and Related Services segment amounts have been restated to exclude the Canadian discontinued operations.

International

The International segment consists of the Company's printing operations in Europe and Latin America, including operations in Poland, Argentina, Brazil, Chile, Colombia, Mexico and Peru. This segment provides printed products and related services consistent with the United States Print and Related Services segment, with the exception of printing-related auxiliary equipment, which is included in the United States Print and Related Services segment.

Corporate

Corporate consists of unallocated general and administrative activities and associated expenses including, in part, executive, legal, and finance.

							Restructuring, Impairment and Transaction-Related Charges
	Net Sales		Operating Income/(Loss)	Total Assets	Depreciation and Amortization	Capital Expenditures
	Products	Services
Year ended December 31, 2013
United States Print and Related Services	$3,746.2	$593.5	$230.7	$3,552.2	$310.2	$136.3	$52.3
International	440.4	15.8	(7.7)	515.8	28.6	13.2	9.6
Total operating segments	4,186.6	609.3	223.0	4,068.0	338.8	149.5	61.9
Corporate	—	—	(80.8)	97.7	1.7	—	33.4
Total	$4,186.6	$609.3	$142.2	$4,165.7	$340.5	$149.5	$95.3

Year ended December 31, 2012
United States Print and Related Services	$3,151.3	$446.6	$216.5	$3,411.1	$303.7	$79.4	$48.5
International	487.3	8.8	(24.8)	585.9	33.0	24.1	26.3
Total operating segments	3,638.6	455.4	191.7	3,997.0	336.7	103.5	74.8
Corporate	—	—	(85.2)	101.9	1.9	—	43.5
Total	$3,638.6	$455.4	$106.5	$4,098.9	$338.6	$103.5	$118.3

Year ended December 31, 2011
United States Print and Related Services	$3,338.1	$488.0	$271.6	$4,016.4	$308.4	$151.9	$55.3
International	487.5	11.0	(19.4)	589.0	34.3	16.3	7.3
Total operating segments	3,825.6	499.0	252.2	4,605.4	342.7	168.2	62.6
Corporate	—	—	(95.3)	129.8	1.9	0.1	51.4
Total	$3,825.6	$499.0	$156.9	$4,735.2	$344.6	$168.3	$114.0

Restructuring, impairment and transaction-related charges for the years ended December 31, 2013, 2012 and 2011 are further described in Note 5, "Restructuring, Impairment and Transaction-Related Charges," and are included in the Operating Income/(Loss) results by segment above. Total assets of the Canadian discontinued operations of $177.5 million as of December 31, 2011, and capital expenditures of the Canadian discontinued operations of

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

$7.2 million for the year ended December 31, 2011, are included in the United States Print and Related Services segment above.

A reconciliation of operating income from continuing operations to earnings from continuing operations before income taxes and equity in earnings (loss) of unconsolidated entities as reported in the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 is as follows:

	2013	2012	2011
Operating income from continuing operations	$142.2	$106.5	$156.9
Less: interest expense	85.5	84.0	108.0
Less: loss on debt extinguishment	—	—	34.0
Earnings from continuing operations before income taxes and equity in earnings (loss) of unconsolidated entities	$56.7	$22.5	$14.9

Note 26. Geographic Area and Product Information

The table below presents the Company's net sales and property, plant and equipment by geographic region for the years ended December 31, 2013, 2012 and 2011. The amounts in this table differ from the segment data presented in Note 25, "Segment Information," because each operating segment includes operations in multiple geographic regions, based on the Company's management reporting structure.

	U.S.	Europe	Latin America	Other	Combined
2013
Net sales
Products	$3,725.3	$158.4	$292.8	$10.1	$4,186.6
Services	593.5	15.8	—	—	609.3
Property, plant and equipment	1,699.2	113.1	113.0	0.2	1,925.5

2012
Net sales
Products	$3,133.7	$174.7	$323.1	$7.1	$3,638.6
Services	442.1	11.0	—	2.3	455.4
Property, plant and equipment	1,689.4	122.0	114.7	0.3	1,926.4

2011
Net sales
Products	$3,313.6	$196.8	$303.9	$11.3	$3,825.6
Services	485.0	12.6	—	1.4	499.0

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

The table below presents the Company's consolidated net sales by products and services for the years ended December 31, 2013, 2012 and 2011.

Products and Services	2013	2012	2011
Catalog, magazines and retail inserts	$3,114.3	$2,711.4	$2,826.0
Direct mail, books, directories and other printed products	1,004.4	894.9	964.1
Other	67.9	32.3	35.5
Total products	$4,186.6	$3,638.6	$3,825.6

Logistics services	$465.6	$349.4	$370.4
Imaging and other services	143.7	106.0	128.6
Total services	609.3	455.4	499.0
Total net sales	$4,795.9	$4,094.0	$4,324.6

Note 27. Separate Financial Information of Subsidiary Guarantors of Indebtedness

On April 28, 2014, Quad/Graphics completed a bond offering of $300 million aggregate principal amount of its unsecured 7.0% senior notes due May 1, 2022 (the "Senior Unsecured Notes"). Each of the Company's existing and future domestic subsidiaries that is a borrower or guarantees indebtedness under the Company's $1.6 billion senior secured credit facility or that guarantees certain of the Company's other indebtedness or indebtedness of the Company's restricted subsidiaries (other than intercompany indebtedness) fully and unconditionally guarantee or, in the case of future subsidiaries, will guarantee, on a joint and several basis, the Senior Unsecured Notes (the "Guarantor Subsidiaries"). All of the current Guarantor Subsidiaries are 100% owned by the Company. Guarantor Subsidiaries will be automatically released from these guarantees upon the occurrence of certain events, including the following:

•	the designation of any of the Guarantor Subsidiaries as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Senior Unsecured Notes by any of the Guarantor Subsidiaries; or

•	the sale or disposition, including the sale of substantially all the assets, of any of the Guarantor Subsidiaries.

The following condensed consolidating financial information reflects the summarized financial information of Quad/Graphics, the Guarantor Subsidiaries on a combined basis and the Company's non-guarantor subsidiaries on a combined basis.

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$1,923.8	$2,813.7	$457.6	$(399.2)	$4,795.9

Cost of sales	1,467.8	2,342.3	391.0	(399.2)	3,801.9
Selling, general and administrative expenses	176.2	205.5	34.3	—	416.0
Depreciation and amortization	136.5	175.1	28.9	—	340.5
Restructuring, impairment and transaction-related charges	12.0	67.4	15.9	—	95.3
Total operating expenses	1,792.5	2,790.3	470.1	(399.2)	4,653.7
Operating income (loss)	$131.3	$23.4	$(12.5)	$—	$142.2
Interest expense (income)	79.2	(0.4)	6.7	—	85.5
Earnings (loss) before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	52.1	23.8	(19.2)	—	56.7
Income tax expense (benefit)	35.8	(14.0)	1.5	—	23.3
Earnings (loss) before equity in earnings (loss) of consolidated and unconsolidated entities	16.3	37.8	(20.7)	—	33.4
Equity in earnings (loss) of consolidated entities	16.2	(9.3)	—	(6.9)	—
Equity in earnings (loss) of unconsolidated entities	—	—	(2.5)	—	(2.5)
Net earnings (loss)	$32.5	$28.5	$(23.2)	$(6.9)	$30.9
Net (earnings) loss attributable to noncontrolling interests	—	—	1.6	—	1.6
Net earnings (loss) attributable to Quad/Graphics common shareholders	$32.5	$28.5	$(21.6)	$(6.9)	$32.5

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Year Ended December 31, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$32.5	$28.5	$(23.2)	$(6.9)	$30.9
Other comprehensive income (loss), net of tax	54.8	79.3	(21.2)	(58.1)	54.8
Total comprehensive income (loss)	87.3	107.8	(44.4)	(65.0)	85.7
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	1.6	—	1.6
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$87.3	$107.8	$(42.8)	$(65.0)	$87.3

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2012

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$1,939.7	$1,958.4	$515.6	$(319.7)	$4,094.0

Cost of sales	1,409.9	1,648.6	444.7	(319.7)	3,183.5
Selling, general and administrative expenses	167.4	140.4	39.3	—	347.1
Depreciation and amortization	142.1	162.3	34.2	—	338.6
Restructuring, impairment and transaction-related charges	28.3	62.8	27.2	—	118.3
Total operating expenses	1,747.7	2,014.1	545.4	(319.7)	3,987.5
Operating income (loss) from continuing operations	$192.0	$(55.7)	$(29.8)	$—	$106.5
Interest expense (income)	74.4	1.1	8.5	—	84.0
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	117.6	(56.8)	(38.3)	—	22.5
Income tax expense (benefit)	44.7	(75.5)	(0.7)	—	(31.5)
Earnings (loss) from continuing operations before equity in earnings (loss) of consolidated and unconsolidated entities	72.9	18.7	(37.6)	—	54.0
Equity in earnings (loss) of consolidated entities	(19.5)	(1.3)	—	20.8	—
Equity in earnings (loss) of unconsolidated entities	—	—	2.3	—	2.3
Net earnings (loss) from continuing operations	$53.4	$17.4	$(35.3)	$20.8	$56.3
Discontinued operations, net of tax	34.0	—	(3.2)	—	30.8
Net earnings (loss)	$87.4	$17.4	$(38.5)	$20.8	$87.1
Net (earnings) loss attributable to noncontrolling interests	—	—	0.3	—	0.3
Net earnings (loss) attributable to Quad/Graphics common shareholders	$87.4	$17.4	$(38.2)	$20.8	$87.4

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Year Ended December 31, 2012

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$87.4	$17.4	$(38.5)	$20.8	$87.1
Other comprehensive income (loss), net of tax	(22.6)	(26.7)	0.8	25.8	(22.7)
Total comprehensive income (loss)	64.8	(9.3)	(37.7)	46.6	64.4
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	0.4	—	0.4
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$64.8	$(9.3)	$(37.3)	$46.6	$64.8

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2011

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$1,911.8	$2,219.8	$507.1	$(314.1)	$4,324.6

Cost of sales	1,395.2	1,783.1	437.9	(314.1)	3,302.1
Selling, general and administrative expenses	174.7	184.8	47.5	—	407.0
Depreciation and amortization	151.4	159.0	34.2	—	344.6
Restructuring, impairment and transaction-related charges	38.0	80.3	(4.3)	—	114.0
Total operating expenses	1,759.3	2,207.2	515.3	(314.1)	4,167.7
Operating income (loss) from continuing operations	$152.5	$12.6	$(8.2)	$—	$156.9
Interest expense (income)	95.5	3.0	9.5	—	108.0
Loss on debt extinguishment	34.0	—	—	—	34.0
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of consolidated and unconsolidated entities	23.0	9.6	(17.7)	—	14.9
Income tax expense (benefit)	0.8	18.6	6.6	—	26.0
Earnings (loss) from continuing operations before equity in earnings (loss) of consolidated and unconsolidated entities	22.2	(9.0)	(24.3)	—	(11.1)
Equity in earnings (loss) of consolidated entities	(69.1)	1.7	—	67.4	—
Equity in earnings (loss) of unconsolidated entities	—	—	3.1	—	3.1
Net earnings (loss) from continuing operations	$(46.9)	$(7.3)	$(21.2)	$67.4	$(8.0)
Discontinued operations, net of tax	—	—	(38.6)	—	(38.6)
Net earnings (loss)	$(46.9)	$(7.3)	$(59.8)	$67.4	$(46.6)
Net (earnings) loss attributable to noncontrolling interests	—	—	(0.3)	—	(0.3)
Net earnings (loss) attributable to Quad/Graphics common shareholders	$(46.9)	$(7.3)	$(60.1)	$67.4	$(46.9)

Condensed Consolidating Statement of Comprehensive Income (Loss)
For the Year Ended December 31, 2011

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net earnings (loss)	$(46.9)	$(7.3)	$(59.8)	$67.4	$(46.6)
Other comprehensive income (loss), net of tax	(90.1)	(116.1)	29.9	85.9	(90.4)
Total comprehensive income (loss)	(137.0)	(123.4)	(29.9)	153.3	(137.0)
Less: comprehensive (income) loss attributable to noncontrolling interest	—	—	—	—	—
Comprehensive income (loss) attributable to Quad/Graphics common shareholders	$(137.0)	$(123.4)	$(29.9)	$153.3	$(137.0)

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Balance Sheet
As of December 31, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$4.8	$3.5	$4.8	$—	$13.1
Receivables, less allowances for doubtful accounts	487.6	86.1	125.2	—	698.9
Intercompany receivables	—	688.5	—	(688.5)	—
Inventories	94.2	121.4	56.9	—	272.5
Other current assets	54.8	22.9	12.1	—	89.8
Total current assets	641.4	922.4	199.0	(688.5)	1,074.3

Property, plant and equipment—net	1,032.2	667.7	225.6	—	1,925.5
Investment in consolidated entities	1,849.8	4.3	—	(1,854.1)	—
Goodwill and intangible assets—net	0.5	954.9	39.5	—	994.9
Intercompany loan receivable	421.6	2.0	—	(423.6)	—
Other long-term assets	37.9	57.1	76.0	—	171.0

Total assets	$3,983.4	$2,608.4	$540.1	$(2,966.2)	$4,165.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$213.0	$97.3	$90.7	$—	$401.0
Intercompany accounts payable	678.8	—	9.7	(688.5)	—
Current portion of long-term debt and capital lease obligations	116.0	6.1	12.5	—	134.6
Other current liabilities	199.0	114.1	40.1	—	353.2
Total current liabilities	1,206.8	217.5	153.0	(688.5)	888.8

Long-term debt and capital lease obligations	1,213.0	5.9	53.3	—	1,272.2
Intercompany loan payable	—	336.2	87.4	(423.6)	—
Other long-term liabilities	276.0	436.3	4.8	—	717.1
Total liabilities	2,695.8	995.9	298.5	(1,112.1)	2,878.1

Total common stock and other equity and noncontrolling interests	1,287.6	1,612.5	241.6	(1,854.1)	1,287.6

Total liabilities and shareholders' equity	$3,983.4	$2,608.4	$540.1	$(2,966.2)	$4,165.7

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Balance Sheet
As of December 31, 2012

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$3.1	$2.5	$11.3	$—	$16.9
Receivables, less allowances for doubtful accounts	386.4	72.6	126.1	—	585.1
Intercompany receivables		457.2		(457.2)	—
Inventories	84.0	92.1	66.8	—	242.9
Other current assets	49.6	79.9	15.6	—	145.1
Total current assets	523.1	704.3	219.8	(457.2)	990.0

Property, plant and equipment—net	1,107.0	573.1	246.3	—	1,926.4
Investment in consolidated entities	1,470.4	14.2	—	(1,484.6)	—
Goodwill and intangible assets—net	0.3	949.9	48.3	—	998.5
Intercompany loan receivable	398.0	2.0	—	(400.0)	—
Other long-term assets	41.5	51.6	90.9	—	184.0

Total assets	$3,540.3	$2,295.1	$605.3	$(2,341.8)	$4,098.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$151.8	$37.8	$96.2	$—	$285.8
Intercompany accounts payable	427.7	—	29.5	(457.2)	—
Current portion of long-term debt and capital lease obligations	94.7	9.5	19.5	—	123.7
Other current liabilities	186.8	113.5	43.0	—	343.3
Total current liabilities	861.0	160.8	188.2	(457.2)	752.8

Long-term debt and capital lease obligations	1,152.7	13.7	60.6	—	1,227.0
Intercompany loan payable	—	336.2	63.8	(400.0)	—
Other long-term liabilities	290.9	581.6	10.9	—	883.4
Total liabilities	2,304.6	1,092.3	323.5	(857.2)	2,863.2

Total common stock and other equity and noncontrolling interests	1,235.7	1,202.8	281.8	(1,484.6)	1,235.7

Total liabilities and shareholders' equity	$3,540.3	$2,295.1	$605.3	$(2,341.8)	$4,098.9

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2013

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Net cash from operating activities	$106.6	$301.2	$33.3	$—	$441.1

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(55.4)	(81.0)	(13.1)	—	(149.5)
Acquisition related investing activities—net of cash acquired	(41.6)	(250.3)	—	—	(291.9)
Intercompany investing activities	(287.2)	(212.9)	—	500.1	—
Other investing activities	6.2	4.6	—	—	10.8
Net cash from investing activities	(378.0)	(539.6)	(13.1)	500.1	(430.6)

FINANCING ACTIVITIES
Payments of long-term debt and capital lease obligations	(95.3)	(8.9)	(8.3)	—	(112.5)
Borrowings on revolving credit facilities	1,504.9	—	123.9	—	1,628.8
Payments on revolving credit facilities	(1,345.1)	—	(129.9)	—	(1,475.0)
Payment of dividends	(56.4)	—	—	—	(56.4)
Intercompany financing activities	255.6	252.8	(8.3)	(500.1)	—
Other financing activities	9.4	(4.5)	—	—	4.9
Net cash from financing activities	273.1	239.4	(22.6)	(500.1)	(10.2)

Effect of exchange rates on cash and cash equivalents	—	—	(4.1)	—	(4.1)
Net increase (decrease) in cash and cash equivalents	1.7	1.0	(6.5)	—	(3.8)
Cash and cash equivalents at beginning of year	3.1	2.5	11.3	—	16.9
Cash and cash equivalents at end of year	$4.8	$3.5	$4.8	$—	$13.1

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2012

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Net cash from operating activities	$328.4	$(0.6)	$26.4	$—	$354.2

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(42.1)	(37.9)	(23.5)	—	(103.5)
Acquisition related investing activities—net of cash acquired	45.1	(32.5)	—	—	12.6
Intercompany investing activities	(409.3)	40.0	153.6	215.7	—
Other investing activities	23.5	15.4	(18.1)	—	20.8
Net cash from investing activities	(382.8)	(15.0)	112.0	215.7	(70.1)

FINANCING ACTIVITIES
Payments of long-term debt and capital lease obligations	(81.0)	(9.6)	(5.0)	—	(95.6)
Borrowings on revolving credit facilities	141.7	—	128.6	—	270.3
Payments on revolving credit facilities	(176.7)	—	(119.0)	—	(295.7)
Payment of dividends	(151.8)	—	—	—	(151.8)
Intercompany financing activities	313.2	32.5	(130.0)	(215.7)	—
Other financing activities	2.1	(14.9)	—	—	(12.8)
Net cash from financing activities	47.5	8.0	(125.4)	(215.7)	(285.6)

Effect of exchange rates on cash and cash equivalents	—	—	(7.2)	—	(7.2)
Net increase (decrease) in cash and cash equivalents	(6.9)	(7.6)	5.8	—	(8.7)
Cash and cash equivalents at beginning of year	10.0	10.1	5.5	—	25.6
Cash and cash equivalents at end of year	$3.1	$2.5	$11.3	$—	$16.9

QUAD/GRAPHICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions, except share and per share data and unless otherwise indicated)

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2011

	Quad/Graphics, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Net cash from operating activities	$70.2	$266.2	$34.7	$—	$371.1

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(62.3)	(85.7)	(20.3)	—	(168.3)
Acquisition related investing activities—net of cash acquired	(50.8)	(4.6)	(1.2)	—	(56.6)
Intercompany investing activities	(145.8)	(152.3)	—	298.1	—
Other investing activities	16.0	19.5	5.1	—	40.6
Net cash from investing activities	(242.9)	(223.1)	(16.4)	298.1	(184.3)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	649.0	—	—	—	649.0
Payments of long-term debt and capital lease obligations	(747.7)	(22.3)	(5.3)	—	(775.3)
Borrowings on revolving credit facilities	719.0	7.8	169.6	—	896.4
Payments on revolving credit facilities	(691.0)	(8.8)	(179.8)	—	(879.6)
Payment of dividends	(28.2)	—	—	—	(28.2)
Intercompany financing activities	303.2	—	(5.1)	(298.1)	—
Other financing activities	(22.0)	(13.8)	—	—	(35.8)
Net cash from financing activities	182.3	(37.1)	(20.6)	(298.1)	(173.5)

Effect of exchange rates on cash and cash equivalents	—	—	(8.2)	—	(8.2)
Net increase (decrease) in cash and cash equivalents	9.6	6.0	(10.5)	—	5.1
Cash and cash equivalents at beginning of year	0.4	4.1	16.0	—	20.5
Cash and cash equivalents at end of year	$10.0	$10.1	$5.5	$—	$25.6

Note 28. Subsequent Events

Declaration of Quarterly Dividend

On February 26, 2014, the Company declared a quarterly dividend of $0.30 per share, which will be paid on March 21, 2014, to shareholders of record as of March 12, 2014.